Exhibit 10.25

EXECUTION COPY

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT

By and Between

AVEO PHARMACEUTICALS, INC.

and

SCHERING CORPORATION,

acting through its Schering-Plough

Research Institute division

1.43.	“GMP” or “Good Manufacturing Practice”	7
1.44.	“HGF”	7
1.45.	“HSR Act”	7
1.46.	“HSR Clearance”	7
1.47.	“HSR Clearance Date”	7
1.48.	“HSR Filings”	7
1.49.	“IND” or “Investigational New Drug Application”	7
1.50.	“Indication”	8
1.51.	“Invention”	8
1.52.	“Joint Development Plan”	8
1.53.	“Joint Patent Rights”	8
1.54.	“Know-How”	8
1.55.	“Large Market Tumor Indication”	8
1.56.	“Law” or “Laws”	9
1.57.	“Licensed Product”	9
1.58.	“Major Market”	9
1.59.	“Manufacture”	9
1.60.	“Marketing Exclusivity”	9
1.61.	“MHW”	9
1.62.	“Net Sales”	9
1.63.	“Other Indication”	11
1.64.	“Other Licensed Product(s)”	11
1.65.	“Party” or “Parties”	11
1.66.	“Patent Rights”	11
1.67.	“Person”	11
1.68.	“Phase I Clinical Trial”	11
1.69.	“Phase II Clinical Trial”	11
1.70.	“Pivotal Trial”	11
1.71.	“Primary Responsible Party”	11
1.72.	“Program Know-How”	11
1.73.	“Program Patent Rights”	11
1.74.	“Proof of Concept Study”	12
1.75.	“Regulatory Approval”	12
1.76.	“Regulatory Authority”	12
1.77.	“Research”	12
1.78.	“Research Plan”	12
1.79.	“Research Program”	12
1.80.	“Research Program Term”	12
1.81.	“Schering-Plough Intellectual Property”	12
1.82.	“Schering-Plough Know-How”	13
1.83.	“Schering-Plough Patent Rights”	13
1.84.	“Sublicensee”	13
1.85.	“Territory”	13
1.86.	“Third Party”	13
1.87.	“United States”	13
1.88.	“Valid Claim”	13

-ii-

1.89.	“Veterinary Licensed Product”	13
1.90.	Additional Definitions	13

ARTICLE II. JOINT STEERING COMMITTEE		14
2.1.	Creation and Structure of the JSC	14
2.2.	Meetings	15
2.3.	Responsibilities of the JSC	15
2.4.	JRDC	16
2.5.	Decisions of the JSC	16
2.6.	Limitation on JSC Authority	16
2.7.	Project Leaders	16
2.8.	Reports to JSC	17

ARTICLE III. RESEARCH PROGRAM		17
3.1.	Research Plan	17
3.2.	Efforts	17
3.3.	Funding	17

ARTICLE IV. DEVELOPMENT		18
4.1.	General	18
4.2.	Manufacturing Matters; AVEO Third Party Agreements	21
4.3.	Ownership of Regulatory Filings and Approvals	21
4.4.	Regulatory Matters Related to Licensed Products	21

ARTICLE V. COMMERCIALIZATION		22
5.1.	General	22
5.2.	Option to Co-Promote	22
5.3.	Recalls	23

ARTICLE VI. GRANTS OF RIGHTS		24
6.1.	AVEO Grants of Rights	24
6.2.	Schering-Plough Grants of Rights	25
6.3.	Additional Payments	25
6.4.	Rights Retained by the Parties	25
6.5.	Section 365(n) of the Bankruptcy Code	25
6.6.	Exclusivity	26

ARTICLE VII. FINANCIAL PROVISIONS		26
7.1.	Initial License Payments	26
7.2.	Equity Investment	26
7.3.	Research Program	26
7.4.	Development Program	26
7.5.	Milestone Event Payments	27
7.6.	Licensed Product Royalties	29
7.7.	Diagnostic Licensed Products	30
7.8.	Veterinary Licensed Products	31
7.9.	Royalty Reports; Payments	31

-iii-

7.10.	Books and Records; Audit Rights	31
7.11.	Taxes	32
7.12.	United States Dollars	32
7.13.	Payment Method and Currency Conversion	32
7.14.	Blocked Payments	32
7.15.	Late Payments	33
7.16.	Inter-Company Sales	33

ARTICLE VIII. INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS		33
8.1.	Ownership of Inventions	33
8.2.	Prosecution and Maintenance of Patent Rights	34
8.3.	Third Party Infringement	36
8.4.	Patent Invalidity Claim	37
8.5.	Patent Marking	38
8.6.	Notice of Certification under Drug Price Competition and Patent Restoration Act	38
8.7.	Control of Response	38

ARTICLE IX. CONFIDENTIAL INFORMATION		38
9.1.	Treatment of Confidential Information	38
9.2.	Publication Rights	39
9.3.	Public Disclosure.	39

ARTICLE X. REPRESENTATIONS, WARRANTIES AND COVENANTS		41
10.1.	AVEO’s Representations	41
10.2.	Schering-Plough’s Representations	42
10.3.	AVEO Covenant	43
10.4.	Schering-Plough Covenants	43
10.5.	No Debarment	43
10.6.	Material Transfer	43
10.7.	No Warranty	44

ARTICLE XI. INDEMNIFICATION		44
11.1.	Indemnification in Favor of AVEO	44
11.2.	Indemnification in Favor of Schering-Plough	45
11.3.	General Indemnification Procedures	46
11.4.	Insurance	46
11.5.	Exclusive Remedy	46

ARTICLE XII. TERM AND TERMINATION		46
12.1.	Term	46
12.2.	Termination Due to Passage of Time	46
12.3.	Schering-Plough Termination at Will	47
12.4.	Termination for Cause	47
12.5.	Termination for Insolvency	47

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12.6.	Consequences of Certain Terminations by the Parties	48
12.7.	Payment of Balance of Quarterly Research Fees	51
12.8.	Consequences of Certain Terminations by Schering-Plough	51
12.9.	Effect of Termination and Expiration; Accrued Rights and Obligations	51
12.10.	Survival	52

ARTICLE XIII. DISPUTE RESOLUTION FOR NON-JSC MATTERS		52
13.1.	Informal Resolution	52
13.2.	Arbitration	52

ARTICLE XIV. HSR MATTERS		53
14.1.	HSR Filings	53
14.2.	HSR Cooperation; Further Assurances	53

ARTICLE XV. MISCELLANEOUS		53
15.1.	Governing Law	53
15.2.	Waiver	53
15.3.	Notices	53
15.4.	Entire Agreement	55
15.5.	Headings	55
15.6.	Severability	55
15.7.	Registration and Filing of the Agreement	55
15.8.	Assignment	55
15.9.	Counterparts	56
15.10.	Force Majeure	56
15.11.	Non-Solicitation of Employees	56
15.12.	Third-Party Beneficiaries	56
15.13.	Relationship of the Parties	57
15.14.	Performance by Affiliates	57
15.15.	Construction	57
15.16.	No Consequential or Punitive Damages	57

-v-

RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT

This Research, Development and License Agreement (this “Agreement”), dated as of March 23, 2007 (the “Execution Date”), is entered into by and between AVEO PHARMACEUTICALS, INC. (“AVEO”), a Delaware corporation having a principal office at 75 Sidney Street, Cambridge, Massachusetts 02139 U.S.A.; and SCHERING CORPORATION, acting through its Schering-Plough Research Institute division (“Schering-Plough”), a New Jersey corporation having a principal office located at 2000 Galloping Hill Road, Kenilworth, New Jersey 07033 U.S.A. AVEO and Schering-Plough are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

INTRODUCTION

WHEREAS, AVEO and Schering-Plough are engaged in the discovery, development and commercialization of novel therapies for the treatment of oncologic and other serious diseases and conditions;

WHEREAS, AVEO and Schering-Plough desire to collaborate to accelerate the development and commercialization of certain potential products in AVEO’s pipeline directed to the inhibition of hepatocyte growth factor, including the humanized antibody known as AV-299; and

WHEREAS, Schering-Plough desires to obtain, and AVEO is willing to grant, certain rights and licenses in such potential products, with an opportunity for AVEO to participate in the development and, at AVEO’s election, co-promotion of such products in the United States.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, AVEO and Schering-Plough agree as follows:

ARTICLE I. DEFINITIONS

General. When used in this Agreement, each of the following capitalized terms, whether used in the singular or the plural, shall have the meanings set forth in this Article I.

1.1. “Affiliate”. Affiliate means with respect to a Party, any Person that directly or indirectly controls, is controlled by, or is under common control with such Party. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For purposes of this definition, “control” shall be presumed to exist if one of the following conditions are met: (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

1.2. “Antibody”. Antibody means any immunoglobulin molecule (such as IgG), whether in monospecific or any other form, and shall include any immunoglobulin fragment (such as Fv, Fab, F(ab’)2) containing one or more complementarity determining regions, any fusion protein comprising an immunoglobulin or immunoglobulin fragment and any single chain antibody (such as scFv), and any truncation or derivative of any of the foregoing.

1.3. “AV-299”. AV-299 means the humanized monoclonal Antibody that binds to HGF and is designated by AVEO as he2B8-4.

1.4. “AVEO Background Know-How”. AVEO Background Know-How means any Know-How in tangible and intangible form Controlled by AVEO as of the Execution Date or during the Term that is related to AVEO’s genetic model/animal model systems for use in Biomarker Research.

1.5. “AVEO Background Patent Rights”. AVEO Background Patent Rights means all Patent Rights Controlled by AVEO as of the Execution Date or thereafter during the Term that claim or disclose AVEO Background Know-How.

1.6. “AVEO Intellectual Property”. AVEO Intellectual Property means the AVEO Know-How, the AVEO Background Know-How and the AVEO Patent Rights.

1.7. “AVEO Know-How”. AVEO Know-How means any Know-How (including, without limitation anti-HGF Antibodies) in tangible and intangible form Controlled by AVEO as of the Execution Date or during the Term that is necessary or reasonably useful for the Research, Development, Manufacture, use or Commercialization of Licensed Products, Other Licensed Products or Biomarkers. AVEO Know-How does not include AVEO Background Know-How.

1.8. “AVEO Molecule(s)”. AVEO Molecule(s) means any and all anti-HGF Antibodies Controlled by AVEO during the Term, including but not limited to the Antibodies identified in Exhibit A.

1.9. “AVEO Patent Rights”. AVEO Patent Rights means (a) all Patent Rights Controlled by AVEO as of the Execution Date, including rights derived from the AVEO Third Party Agreements, or thereafter during the Term that claim or disclose AVEO Know-How or AVEO Background Know-How, and (b) AVEO’s interest in the Joint Patent Rights and Program Patent Rights. The AVEO Patent Rights existing as of the Execution Date are set forth on Exhibit B.

1.10. “AVEO Third Party Agreements”. AVEO Third Party Agreements means [**], in each case as amended from time to time.

1.11. “Biomarker”. Biomarker means any detectable genetic, biochemical or physiological response, event, trait or characteristic of a patient that is objectively measured and evaluated as an indicator of normal biologic processes, pathogenic processes, or pharmacologic responses to a therapeutic intervention and the detection or measurement of which is useful in identifying patients more likely or less likely to benefit from treatment with one or more Licensed Products.

1.12. “Biomarker Invention”. Biomarker Invention means a method of using detection or measurement of a Biomarker to identify patients more likely or less likely to benefit from treatment with one or more Licensed Products or Other Licensed Products.

1.13. “BLA” or “Biologics License Application”. BLA or Biologics License Application means a United States FDA biologics license application, or any counterpart application in any country other than the United States, or any successor application or procedure.

1.14. “Business Day”. Business Day means a day that is not a Saturday, Sunday or a day on which banking institutions in Cambridge, Massachusetts or in Kenilworth, New Jersey are authorized by Law to remain closed.

1.15. “Calendar Quarter”. Calendar Quarter means each of the periods ending on March 31, June 30, September 30, and December 31 of any year.

1.16. “Calendar Year”. Calendar Year means each calendar year during the Term.

1.17. “Commercialization” and “Commercialize”. Commercialization and Commercialize shall refer to all activities undertaken relating to the pre-marketing, launching, marketing, promotion (including without limitation advertising and detailing), production of product, distribution, offering for sale, sale, importing and exporting for sale, post-approval studies (such as Phase IV studies) of a Licensed Product, and interacting with Regulatory Authorities regarding the foregoing.

1.18. “Commercially Reasonable Efforts”. Commercially Reasonable Efforts means that degree of skill, effort, expertise, and resources normally used with respect to a pharmaceutical product which is of similar market potential at a similar stage in its product life, taking into account the safety and efficacy of the Licensed Product, the cost to Develop, Manufacture and Commercialize Licensed Product, the risks inherent in the Development, Manufacture and Commercialization of the Licensed Product, the competitiveness of the marketplace, the proprietary position of the Licensed Product, the likelihood of obtaining Regulatory Approval for the Licensed Product, the potential economic return from the Licensed Product, and other technical, legal, scientific, medical or commercial factors that such Party deems in good faith to be relevant . When AVEO is conducting Research under this Agreement, its Commercially Reasonable Efforts shall be those normally used by an established biotechnology company.

1.19. “Confidential Information”. Confidential Information means all trade secrets or other proprietary information, including any proprietary data and materials (whether or not patentable or protectible as a trade secret), regarding a Party’s or its licensor’s technology, products, business, financial status or prospects or objectives, which is disclosed by a Party to the other Party, including but not limited to Licensed Products and Program Know-How. All information disclosed prior to the Effective Date by AVEO to Schering-Plough pursuant to the confidentiality agreement between the Parties dated July 25, 2006 (the “Confidentiality Agreement”), and properly deemed confidential information under the Confidentiality Agreement, shall be deemed “Confidential Information” of AVEO. All information disclosed prior to the Effective Date by AVEO to Schering-Plough pursuant to the Material

Transfer Agreement by and between AVEO and Schering-Plough Biopharma Corporation dated December 8, 2006 (the “AVEO/SP Material Transfer Agreement”), and properly deemed confidential information under the AVEO/SP Material Transfer Agreement shall be deemed “Confidential Information” of AVEO. All results obtained pursuant to the AVEO/SP Material Transfer Agreement shall be deemed “Confidential Information” of both AVEO and Schering-Plough. Notwithstanding the foregoing, there shall be excluded from the foregoing definition of Confidential Information any of the foregoing that:

(a) either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party by Third Parties without any violation of any obligation to the other Party; or

(b) either before or after the date of the disclosure to the receiving Party, becomes published or generally known to the public through no fault or omission on the part of the receiving Party or its Agents; or

(c) is independently developed by or for the receiving Party without reference to or reliance upon the Confidential Information as demonstrated by written records of the receiving Party; or

(d) is required to be disclosed by the receiving Party to comply with applicable Laws, to defend or prosecute litigation or to comply with governmental regulations or the regulations or requirements of any stock exchange, provided that the receiving Party promptly provides prior notice of such disclosure to the other Party and uses reasonable efforts to avoid or minimize the degree of such disclosure.

1.20. “Control” or “Controlled”. Control or Controlled means, with respect to any Patent Rights or Know-How, possession (whether by ownership or license, other than pursuant to this Agreement) by a Party or its Affiliates of the ability to grant the licenses or sublicenses as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.21. “Cover”, “Covering” or “Covered”. Cover, Covering or Covered means, with respect to a product, technology, process or method that, in the absence of ownership of or a license granted under a Valid Claim, the manufacture, use, offer for sale, sale or importation of such product or the practice of such technology, process or method would infringe such Valid Claim (or, in the case of a Patent Right that is a patent application, would infringe a pending claim of such patent application if such claim were included unchanged in an issued patent).

1.22. “CPI”. CPI means the Consumer Price Index for all Urban Consumers, Northeastern Urban (Boston – Brockton – Nashua, MA, NH, ME, CT) City Average for all Items (1982-1984 = 100), as published by the United States Department of Labor, Bureau of Statistics (or its successor equivalent index) in the United States.

1.23. “Derived Molecule”. Derived Molecule means any Antibody inhibitor of HGF that is developed, discovered, conceived or reduced to practice by or on behalf of Schering- Plough and/or AVEO or any of their Affiliates or Sublicensees during the Term through the direct and proximate use of an AVEO Molecule or AVEO Know-How.

1.24. “Development”. Development means those activities conducted pursuant to a Joint Development Plan, including non-clinical (including, without limitation, pre-clinical) and clinical drug development activities and related research for a Licensed Product, including, among other things: (a) pharmacology studies, (b) absorption, distribution, metabolism, elimination (ADME) studies, (c) toxicology studies, (d) statistical analysis and report writing, (e) drug Manufacture, formulation and packaging for non-clinical and clinical work, (f) compliance related monitoring and activities for the foregoing (including, but not limited to, biometry, data management, drug safety, integrated analysis, and health and economic research), (g) clinical trials for the purpose of obtaining or maintaining Regulatory Approval (excluding post-marketing studies), (h) safety related studies and risk management programs for the foregoing, (i) regulatory affairs related to all of the foregoing, and (j) any other activities agreed to by the Parties. Development shall not include Research. When used as a verb, “Develop” means to engage in Development.

1.25. “Development Candidate”. Development Candidate means those Licensed Products that meet the criteria set forth on Schedule 7.5(a).

1.26. “Development Costs”. Development Costs means, with respect to a Licensed Product, the internal and external costs of a Party and/or its Affiliates incurred in Developing such Licensed Product, which costs shall include all costs and expenses invoiced by Third Parties for goods or services (including direct costs of labor, materials, supplies, services, fees and other resources directly consumed or used in the Development of Licensed Product), Third Party license fees (including those associated with in-licenses and any Development related payment obligations under the AVEO Third Party Agreements), and the FTE Costs of a Party’s, and/or its Affiliates’, employees with respect to time properly allocated to the Development of Licensed Product.

1.27. “Development Term”. Development Term means, with respect to a Licensed Product, the time period commencing on the date the Joint Development Plan is finalized by the Parties and continuing until the completion of the first Proof of Concept Study, unless extended by mutual written agreement of the Parties.

1.28. “Diagnostic Licensed Product”. Diagnostic Licensed Product means any product that (a) embodies a Biomarker Invention, and (b) (i) incorporates or is Developed through the use of AVEO Know-How, or (ii) is Covered by an AVEO Patent Right or Joint Patent Right in the country where such product is used, offered for sale, sold, manufactured, imported or exported.

1.29. “DOJ”. DOJ means the United States Department of Justice.

1.30. “Effective Date”. Effective Date means the HSR Clearance Date.

1.31. “EMEA”. EMEA means the European Medicines Agency, or any successor agency with responsibility for regulating the Development, Manufacture and Commercialization of human or veterinary pharmaceutical, diagnostic, or prophylactic products.

1.32. “EU”. EU means the countries of the European Union, as they may exist from time to time during the Term.

1.33. “FDA” or “Food and Drug Administration”. FDA or Food and Drug Administration means the United States Food and Drug Administration and any successor agency thereto with responsibility for regulating the Development, Manufacture and Commercialization of human or veterinary pharmaceutical, diagnostic, or prophylactic products.

1.34. “Field”. Field means (a) all therapeutic and prophylactic uses of any Licensed Product in humans, and (b) all diagnostic and veterinary uses of any Other Licensed Product.

1.35. “First Approval”. First Approval means the first Regulatory Approval of a Licensed Product.

1.36. “First Commercial Sale”. First Commercial Sale means the first bona fide arm’s length shipment for sale in the Territory of a Licensed Product sold to a Third Party by a Party, its Affiliates or Sublicensees after Regulatory Approval has been obtained for such Licensed Product. Transfer of Licensed Product to a Third Party for the purpose of test marketing, sampling, promotional use, clinical trial purposes or compassionate or similar use shall not be considered to constitute a sale for the purposes of this definition of First Commercial Sale.

1.37. “FTC”. FTC means the United States Federal Trade Commission.

1.38. “FTE”. FTE means a full time equivalent person year of professional, scientific and/or technical work. An FTE shall consist of a total of [**] hours per year, with any portion of an FTE calculated based upon hours worked divided by such annual total.

1.39. “FTE Cost”. FTE Cost means for any period, the product of: (a) the actual total FTEs during such period; and (b) the FTE Rate.

1.40. “FTE Rate”. FTE Rate means, (a) if for Research activities, [**] Dollars ($[**]), or any other lower rate charged by AVEO to a Third Party pursuant to an agreement for a comparable type and scope of Research related activities, or (b) if for Development activities, [**] Dollars ($[**]), or such other rate agreed upon by the Parties. The FTE Rate shall not include out-of-pocket Third Party expenses, such as (for example and without limiting the generality of the foregoing) microarray studies, mouse acquisition and external housing costs, funding of Third Party Research or Development activities and Third Party consulting fees. After January 1, 2008, the FTE Rate may be increased or decreased by the percentage increase or decrease in the CPI as of the then most recent December 31 over the level of the CPI as of the December 31 after the previous year, provided that such adjustment to the FTE Rate shall not exceed [**] percent ([**]%) for any given adjustment.

1.41. “GAAP”. GAAP means United States Generally Accepted Accounting Principles, as they exist from time to time, as consistently applied by a Party across all of its products.

1.42. “GLP” or “Good Laboratory Practice”. GLP or Good Laboratory Practice means the current good laboratory practice regulations of the FDA as described in the United States Code of Federal Regulations or any applicable corresponding foreign regulations or their respective successor regulations.

1.43. “GMP” or “Good Manufacturing Practice”. GMP or Good Manufacturing Practice means the current good manufacturing practice regulations of the FDA as described in the United States Code of Federal Regulations or any applicable corresponding foreign regulations or their respective successor regulations.

1.44. “HGF”. HGF means human Hepatocyte Growth Factor polypeptide, including: (a) any species variants or homologs thereof; (b) any amino acid sequence variants or mutations of the foregoing, (c) any post-translational modifications of the foregoing; and (d) any derivatives or fragments of the foregoing; provided that the foregoing (i) displays at least one biological activity of native human HGF, and/or (ii) elicits an antibody that reacts with native human HGF, when used as an antigen.

1.45. “HSR Act”. HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (15 U.S.C. Sec. 18a), and the rules and regulations promulgated thereunder.

1.46. “HSR Clearance”. HSR Clearance means (a) early termination of the applicable waiting period under the HSR Act with respect to the HSR Filings, (b) expiration of the applicable waiting period under the HSR Act with respect to the HSR Filings or (c) if applicable, termination of any investigation commenced by the FTC or DOJ by means of a second request or otherwise, without action to prevent the Parties from implementing the transactions contemplated by this Agreement with respect to the United States.

1.47. “HSR Clearance Date”. HSR Clearance Date means the earlier of (a) the date on which the FTC or DOJ shall notify AVEO and Schering-Plough of early termination of the applicable waiting period under the HSR Act or (b) the day after the date on which the applicable waiting period under the HSR Act expires; provided, however, in the event the FTC or DOJ shall commence any investigation by means of a second request or otherwise, HSR Clearance Date means the date on which any investigation opened by the FTC or DOJ shall have been terminated, without action to prevent the Parties from implementing the transactions contemplated by this Agreement with respect to the United States.

1.48. “HSR Filings”. HSR Filings means the filings by Schering-Plough and AVEO with the FTC and the Antitrust Division of the DOJ of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the matters set forth in this Agreement, together with all required documentary attachments thereto.

1.49. “IND” or “Investigational New Drug Application”. IND or Investigational New Drug Application means (a) (i) in the United States, an Investigational New Drug Application, as defined in the federal Food, Drug and Cosmetic Act, as amended from time to time (the “FD&C Act”), and the regulations promulgated thereunder, as amended from time to time, that is required to be filed with the FDA before beginning clinical testing of a Licensed Product in human subjects, or any successor application or procedure, and (ii) any counterpart of such Investigational New Drug Application in any country other than the United States in the Territory (e.g., a clinical trial exemption), and (b) all supplements and amendments that may be filed with respect to any of the foregoing.

1.50. “Indication”. Indication means a separate and distinct disease or medical condition; provided that within the field of oncology, Indication means a cancerous condition resulting from a separate and distinct tumor type that is the basis for a separate and distinct Regulatory Approval. For purposes of clarity, examples of Indications within the field of oncology include, but are not limited to: non-small cell lung cancer, prostate cancer, colon cancer, breast cancer, and cancerous conditions where treatment is based upon Biomarker measurements independent of the cancer’s tissue of origin. Indication shall have the same meaning whether a Licensed Product is used to treat patients alone or in combination with other treatment modalities. Moving from one line of therapy to another within an Indication shall not be considered to be a new Indication, a non-limiting example of which is moving from second line therapy to first line therapy.

1.51. “Invention”. Invention means any new and useful process, article of manufacture, compound, composition of matter, formulation or apparatus, patentable or unpatentable, or any improvement thereof.

1.52. “Joint Development Plan”. Joint Development Plan means a plan for the Development of Licensed Products during the Development Term, as developed and amended from time to time pursuant to Articles II and IV, describing: (a) all Development activities for a Licensed Product in the Territory, (b) timelines, (c) budgets, (d) schedules for payments, and (e) allocation of responsibilities, as determined and approved in accordance with Articles II and IV.

1.53. “Joint Patent Rights”. Joint Patent Rights means all Patent Rights that claim or disclose Joint Inventions.

1.54. “Know-How”. Know-How means proprietary, non-public information and materials, whether patentable or not, including, but not limited to, (a) ideas, discoveries, Inventions, improvements or trade secrets, (b) pharmaceutical, chemical and biological materials, products and compositions, (c) tests, assays, techniques, data, methods, procedures, formulas, and/or processes, (d) technical and non-technical data and other information relating to any of the foregoing, (e) drawings, plans, designs, diagrams, sketches, specifications and/or other documents containing or relating to such information or materials, and (f) business processes, price data and information, marketing data and information, sales data and information, marketing plans and market research.

1.55. “Large Market Tumor Indication”. Large Market Tumor Indication means the first or second-line treatment of non-small cell lung cancer, breast cancer, colon cancer, or prostate cancer; provided, however, that for the purpose of determining milestones, Large Market Tumor Indication shall also include (a) Indications that include multiple tumor types based on a defined Biomarker profile and (b) Indications that include a single tumor type, in each case where the incidence and prevalence in a Territory have been demonstrated to be at least as great as for one of non-small cell lung cancer, breast cancer, colon cancer or prostrate cancer in such Territory.

1.56. “Law” or “Laws”. Law or Laws means all laws, statutes, rules, regulations, orders, judgments and/or ordinances of any Regulatory Authority.

1.57. “Licensed Product”. Licensed Product means any and all anti-HGF human pharmaceutical products: (a) that contain any AVEO Molecule, Derived Molecule, or any pharmaceutical or biological preparation containing any AVEO Molecule or Derived Molecule; or (b) for which the manufacture, use, offer for sale, sale, import or export is Covered by an AVEO Patent Right or Joint Patent Right in the country for which such product is used, offered for sale, sold, manufactured, imported or exported.

1.58. “Major Market”. Major Market means France, Germany, Italy, Japan, Spain, the United Kingdom and the United States.

1.59. “Manufacture”. Manufacture means all activities related to the manufacturing of any Licensed Product, including but not limited to formulation, manufacturing scale-up, manufacturing for use in non-clinical and clinical studies, manufacturing for commercial sale, packaging, release of product, manufacturing quality assurance/quality control testing (including in-process release and stability testing) and release of product or any component or ingredient thereof, regulatory activities related to all of the foregoing, and data management and recordkeeping related to all of the foregoing.

1.60. “Marketing Exclusivity”. Marketing Exclusivity means, with respect to a Licensed Product, the marketing exclusivity afforded approved drug products pursuant to (a) Sections 505(c), 505(j), and 505A of the FD&C Act, and the regulations promulgated thereunder, as amended from time to time, or its equivalent in a country other than the United States, or (b) the orphan drug exclusivity afforded approved drugs designated for rare diseases or conditions under Sections 526 and 527 of the FD&C Act, and the regulations promulgated thereunder, or its equivalent in a country other than the United States.

1.61. “MHW”. MHW means the Japanese Ministry of Health, Labour and Welfare, or any successor agency with responsibility for regulating the Development, Manufacture and Commercialization of human or veterinary pharmaceutical, diagnostic, or prophylactic products.

1.62. “Net Sales”. Net Sales means with respect to any Licensed Product, the aggregate gross amount invoiced by Schering-Plough, its Affiliates and Sublicensees on all sales of Licensed Product in the Territory to Third Parties, less the following deductions to the extent included in the gross invoiced sales price for such Licensed Product or otherwise directly paid or incurred by Schering-Plough or its Affiliates or Sublicensees with respect to the sale of such Licensed Product:

(a) bad debts actually written off which are attributable to sales of Licensed Product; and

(b) sales returns, credits, discounts and allowances, including, without limitation:

(i) trade, quantity and cash discounts and any other adjustments, including, without limitation, those granted on account of price adjustments, billing errors, rejected goods, damaged goods, returns, recalls, rebates, chargeback rebates, fees, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers or other institutions;

(ii) freight, packing, handling, shipping, postage and insurance charges to the extent that they are included in the price or otherwise paid by the purchaser;

(iii) customs or excise taxes, including, without limitation, import duties, sales tax and other taxes (except income taxes) or duties relating to sales;

(iv) any payment in respect of sales to any governmental authority in respect of any government-subsidized program, including, without limitation, Medicare and Medicaid rebates;

(v) amounts paid or credited to customers for inventory management, distribution, warehousing, and related services to the extent consistent with industry standards;

(vi) the portion of any management fees paid during the relevant time period to group purchasing organizations that relate specifically to the sale of such Licensed Product to such organization to the extent consistent with industry standards; and

(vii) any other similar deductions to the extent consistent with industry standards for the purpose of calculating Net Sales.

Net Sales shall be determined on an accrual basis from books and records maintained in accordance with GAAP, consistently applied throughout the organization and across all products of the entity whose sales of Licensed Product are giving rise to Net Sales.

In the event a Licensed Product is sold in the form of a Combination Product, then the Net Sales for any such Combination Product shall be determined by multiplying the Net Sales of the Combination Product during the applicable royalty reporting period, by the fraction, A/(A+B), where A is the weighted (by sales volume) average sale price of the Licensed Product when sold separately in finished form in the country in which the Combination Product is sold and B is the weighted (by sales volume) average sale price of the other product(s) which contain the other active ingredient(s) included in the Combination Product when sold separately in finished form in the country in which the Combination Product is sold, in each case during the applicable royalty reporting period or, if sales of both the Licensed Product and the other product(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Licensed Product and all other active pharmaceutical ingredient(s) included in the Combination Product, then the Parties shall in good faith discuss and agree on a pro-rata allocation of the Net Sales that reflects the Licensed Products’ contribution to the Combination Product on an equitable basis.

As used in this Agreement, the term “Combination Product” means any pharmaceutical product containing a Licensed Product and one or more other active pharmaceutical ingredients.

1.63. “Other Indication”. Other Indication means any Indication other than a Large Market Tumor Indication.

1.64. “Other Licensed Product(s)”. Other Licensed Product means any Diagnostic Licensed Product or Veterinary Licensed Product.

1.65. “Party” or “Parties”. Party or Parties means AVEO and/or Schering-Plough, as the context requires.

1.66. “Patent Rights”. Patent Rights means the rights and interest in and to all issued patents and pending patent applications in any country or jurisdiction in the Territory, including, all provisionals, divisions, continuations, renewals, continuations-in-part, patents of addition, re-examinations, supplementary protection certificates, extensions, registrations or confirmation patents, restoration of patent terms, reissues thereof and all foreign counterparts of the foregoing.

1.67. “Person”. Person means any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization.

1.68. “Phase I Clinical Trial”. Phase I Clinical Trial means a human clinical trial in any country in the Territory that satisfies the requirements of 21 C.F.R. §312.21(a).

1.69. “Phase II Clinical Trial”. Phase II Clinical Trial means a human clinical trial in any country in the Territory that satisfies the requirements of 21 C.F.R. §312.21(b).

1.70. “Pivotal Trial”. Pivotal Trial means a clinical trial required for the filing of a BLA with a Regulatory Authority for a therapeutic product that is performed after collecting preliminary evidence suggesting dose and effectiveness of such product, and which trial has safety and efficacy endpoints that, if met, are acceptable to Regulatory Authorities as a basis for approval of a BLA.

1.71. “Primary Responsible Party”. Primary Responsible Party means the Party that, pursuant to the Joint Development Plan, is primarily responsible for conducting specified aspects of the Development of Licensed Products.

1.72. “Program Know-How”. Program Know-How means any and all Know-How and Inventions Controlled by a Party or jointly by the Parties that are first invented, discovered, made, conceived or reduced to practice in the course of conducting Research or Development activities pursuant to a Research Plan or a Joint Development Plan during the Research Term or Development Term of this Agreement, provided that Program Know How does not include AVEO Background Know-How.

1.73. “Program Patent Rights”. Program Patent Rights means all Patent Rights Controlled by a Party or jointly by the Parties that claim or disclose Program Know-How, provided that Program Patent Rights does not include AVEO Background Patent Rights.

1.74. “Proof of Concept Study”. Proof of Concept Study means a Phase II Clinical Trial, the design of which is intended to demonstrate achievement of a primary efficacy endpoint as established by the Parties and approved by the JSC in a clinical trial filed with, and permitted to proceed by, the applicable Regulatory Authority.

1.75. “Regulatory Approval”. Regulatory Approval means the granting, whether through lapse of time or otherwise, by the FDA or by a comparable Regulatory Authority of approval to market a drug product for a particular Indication or Indications in a country in the Territory, including pricing approvals from such Regulatory Authorities, as may be required for the Commercialization of a Licensed Product.

1.76. “Regulatory Authority”. Regulatory Authority means any United States federal, state, or local government, or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body, including the FDA, EMEA or MHW, with responsibility for granting licenses or approvals necessary for the marketing and sale of pharmaceutical products in any country.

1.77. “Research”. Research means all activities conducted pursuant to a Research Plan relating to the identification and early pre-clinical testing of Licensed Products, including synthesis and testing by in vitro assay of Antibodies, the further testing, including structural studies, characterization and optimization thereof and/or via animal model, leading up to naming a Development Candidate or a backup Development Candidate, but not including GLP toxicology testing. Research shall exclude Development; provided, however, that Research and Development can proceed in parallel and Research can include non-GLP work done to characterize a Development Candidate after its nomination.

1.78. “Research Plan”. Research Plan means the written plan, outlining the activities to be conducted by or on behalf of AVEO and/or Schering-Plough pursuant to the Research Program, the responsibilities of the Parties, work timelines and the associated budget for such activities. The Research Plan has been approved by the Parties as of the Execution Date and may be amended from time to time pursuant to Section 3.1.

1.79. “Research Program”. Research Program means the research activities which are to be conducted by or on behalf of AVEO and/or Schering-Plough with the objective of identifying and characterizing anti-HGF Antibodies as Development Candidates, identifying Biomarkers and investigating clinical Indications preclinically.

1.80. “Research Program Term”. Research Program Term means the period commencing on the Effective Date and ending on the third anniversary of the Effective Date, as the same may be extended by mutual written agreement of the Parties.

1.81. “Schering-Plough Intellectual Property”. Schering-Plough Intellectual Property means the Schering-Plough Know-How and the Schering-Plough Patent Rights.

1.82. “Schering-Plough Know-How”. Schering-Plough Know-How means (a) any Know-How that is Controlled by Schering-Plough or its Affiliates as of the Execution Date or during the Term that is necessary or reasonably useful for AVEO’s performance under this Agreement, and (b) for the purpose of Section 12.6, any Know-How that is necessary or reasonably useful for AVEO to make, have made, use, sell, offer for sale and import Licensed Product in the Field in the Territory. Schering-Plough Know-How does not include Schering-Plough’s interests in any Program Know-How.

1.83. “Schering-Plough Patent Rights”. Schering-Plough Patent Rights means all Patent Rights that are Controlled by Schering-Plough or any of its Affiliates as of the Execution Date or thereafter during the Term, that claim or disclose Schering-Plough’s interests in Program Know-How.

1.84. “Sublicensee”. Sublicensee means a Third Party to whom a Party has granted a sublicense to Develop, use, formulate, Manufacture, fill and finish, register, distribute and/or sell Licensed Products.

1.85. “Territory”. Territory means all countries of the world.

1.86. “Third Party”. Third Party means any entity other than AVEO or Schering-Plough or any of their respective Affiliates.

1.87. “United States”. United States means the United States, its territories and possessions.

1.88. “Valid Claim”. Valid Claim means any claim in an issued and unexpired patent that has not been held unenforceable, unpatentable or invalid in a decision of a court of competent jurisdiction or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, or that has not been admitted to be invalid or unenforceable through reissue, re-examination or disclaimer.

1.89. “Veterinary Licensed Product”. Veterinary Licensed Product means any and all anti-HGF pharmaceutical products for the treatment of diseases in animals: (a) that contain any AVEO Molecule, Derived Molecule, or any pharmaceutical or biological preparation containing any AVEO Molecule or Derived Molecule; or (b) for which the manufacture, use, offer for sale, sale, import or export is Covered by an AVEO Patent Right or Joint Patent Right in the country for which such product is used, offered for sale, sold, manufactured, imported or exported.

1.90. Additional Definitions. Each of the following definitions is set forth in the Section of this Agreement indicated below:

Definition:	Section:
Applicable Percentage	5.2(b)
AVEO/SP Material Transfer Agreement	1.19
Agents	9.1

13

Definition:	Section:
AVEO	Preamble
AVEO Parties	11.1
AVEO Sole Inventions	8.1(a)
Combination Product	1.62
Commercial Milestones	7.5(m)
Competing Product	6.6
Confidentiality Agreement	1.19
Co-Promotion Agreement	5.2(a)
Co-Promotion Indication	5.2(a)
Co-Promotion Option	5.2(a)
Diagnostic Licensed Product Revenue	7.7(c)
Execution Date	Preamble
FD&C Act	1.49
Indemnitee	11.3(a)
Indemnitor	11.3(a)
Infringement Claim	8.3(a)
Joint Commercialization Committee or JCC	5.2(e)
Joint Research and Development Committee or JRDC	2.1
JSC	2.1
Joint Inventions	8.1(b)
Paragraph IV Certification	8.6
Quarterly Research Fee	7.3
Research Costs	3.3(a)
Royalty Term	7.6(c)
Schering-Plough	Preamble
Schering-Plough Parties	11.2
Schering-Plough Sole Inventions	8.1(a)
Sole Inventions	8.1(a)
Term	12.1
Third Party Claims	11.1(c)
Third Party Patent Licenses	7.6(d)
[**]	1.10

ARTICLE II. JOINT STEERING COMMITTEE

2.1. Creation and Structure of the JSC. The Parties shall create a joint steering committee (the “JSC”) to facilitate the Parties’ Research and Development collaboration called for herein. The JSC shall be the executive committee responsible for the overall governance of the Parties’ Research and Development activities under this Agreement during the Development Term, including the activities of the Joint Research and Development Committee (“JRDC”). The JSC shall consist of three (3) representatives designated by each Party, or such other number as the Parties may mutually agree. As soon as practicable following the Effective Date (but in no event more than thirty (30) days following the Effective Date), each Party shall designate by written notice its initial representatives on the JSC. Thereafter, if AVEO provides written notice to Schering-Plough that it elects not to participate in the JSC, the JSC shall be disbanded and all decisions and responsibilities previously in the purview of the JSC shall be made and assumed by Schering-Plough. The JSC shall appoint a chairperson from among its members, who shall alternate annually between representatives of AVEO and representatives of Schering-Plough, with the first such chairperson being an AVEO representative. Each Party shall be free to change its representatives on written notice to the other or to send a substitute representative to any JSC meeting; provided, however, that each Party will ensure that at all times during the existence of the JSC, its representatives on the JSC are appropriate in terms of expertise and seniority (including at least one member of senior management) for the then current stage of Research and Development of Licensed Products. At the end of the Development Term, the JSC shall be disbanded and Schering-Plough shall assume all responsibilities of the JSC. Thereafter, the Parties shall meet semi-annually at mutually agreed times and places to discuss Development activities under this Agreement.

2.2. Meetings. The JSC shall meet on a quarterly basis, or more often as the Parties shall agree. Meetings of the JSC shall alternate between the offices of AVEO and Schering-Plough. A JSC member of the Party hosting the meeting shall serve as secretary of that meeting, who shall be responsible for preparing the minutes of the meeting. Such minutes shall provide a description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations approved by the JSC. The Parties agree that they shall endeavor to ensure that draft minutes of each meeting shall be distributed within ten (10) days after the meeting, and final minutes shall be approved by both Parties in writing within thirty (30) days after the meeting. Final minutes of each meeting shall be distributed to the members of the JSC by the chairperson. The JSC may also convene, or be polled or consulted, from time to time by means of telecommunications, video conferencing or written correspondence, as deemed necessary or appropriate. Each Party shall propose to the other Party agenda items at least two (2) weeks in advance of each meeting of the JSC and the agenda shall be finalized at least five (5) Business Days prior to the meeting date. Each Party may invite other of its representatives with special skills or knowledge to attend JSC meetings where appropriate. The JSC shall adopt such other rules as shall be necessary or convenient for its work. Each Party shall be responsible for all travel and other costs for its representatives to attend meetings of, and otherwise participate on, the JSC.

2.3. Responsibilities of the JSC. Within thirty (30) days after the Effective Date, the JSC shall be responsible for developing a charter that describes its activities and responsibilities in greater detail. The JSC shall function as a forum (a) for the Parties to inform and consult with one another concerning progress of the Research and Development of Licensed Products, and (b) to review, approve, monitor and suggest revisions to (as the JSC deems appropriate) the Research Plans and the Joint Development Plans, as applicable. Without limiting the generality of the foregoing, the JSC shall be responsible for:

(i) approving strategy and monitoring the Research and Development of Licensed Products under the Research Plans and Joint Development Plans; and

(ii) reviewing and approving a pharmacovigilance plan.

2.4. JRDC. The JSC shall initiate the formation of the JRDC, with representatives from each Party. The JRDC will have the responsibilities as described in Section 4.1(a). The JRDC may, from time to time, establish project teams as the working groups responsible for activities related to the Research or Development of Licensed Products. The JRDC shall be established within thirty (30) days after the Effective Date. The JRDC shall remain in place until the later of the expiration of the Research Term or the expiration of the Development Term. Thereafter, the JRDC shall be disbanded and Schering-Plough shall assume all responsibilities of the JRDC. After the JRDC has been disbanded, and at Schering-Plough’s option, the Parties may meet at mutually agreed times and places to discuss Development activities under this Agreement.

2.5. Decisions of the JSC. At least two JSC representatives from each Party must participate in a meeting of the JSC (or any subcommittee thereof) in order for there to be a quorum for such meeting. Subject to the remainder of this Section 2.5, all decisions of the JSC shall be made by the unanimous vote of the members of the JSC, with the JSC representatives of each Party collectively having one vote. The Parties shall use reasonable good faith efforts to reach consensus on all issues within the responsibility of the JSC. If members of the JSC cannot agree with respect to a particular issue within the responsibility of the JSC, then such issue shall be referred to the President of the Schering-Plough Research Institute division of Schering Corporation (“SPRI”) and the Chief Executive Officer of AVEO, who shall meet in a good faith effort to resolve the dispute within thirty (30) days. If such individuals cannot agree on a resolution of the dispute within such thirty (30) day period, then it shall be finally decided by the President of SPRI, which shall include, final decisions on any amendments to the Research Plan and the initial and annual Joint Development Plan (and the budgets associated with the Research Plan and Joint Development Plans).

2.6. Limitation on JSC Authority. Schering-Plough may not exercise its final decision making authority pursuant to Section 2.5 in a manner that would (i) require AVEO to perform activities that cannot reasonably be accomplished by funding provided by Schering-Plough pursuant to the Research Plan, or (ii) exceed the scope of activities of the then current Research Plan. Notwithstanding the creation of the JSC, each Party shall retain the rights, powers and discretions granted to it hereunder, and the JSC shall not be delegated or vested with any such rights, powers or discretion unless such delegation or vesting is expressly provided for herein or the Parties expressly so agree in writing. The JSC shall not have the power to make any decisions other than those set forth in Section 2.3 or otherwise expressly set forth in this Agreement. Without limiting the generality of the foregoing, the JSC may not amend or modify this Agreement, which may be amended or modified only as provided in Section 15.4, and no exercise by Schering-Plough of its tie-breaking vote pursuant to Section 2.5 may alter the rights of the Parties under this Agreement.

2.7. Project Leaders. Schering-Plough and AVEO shall each appoint one person from its JRDC representatives to coordinate their respective activities to develop a Research Plan and Joint Development Plans for the Research and Development of Licensed Products (the “Project Leaders”). Such individuals shall be responsible for, among other things, ensuring the appropriate level of information exchange between the Parties regarding Licensed Products, as contemplated by Sections 2.8 and 4.1, as well as scheduling the JRDC meetings.

2.8. Reports to JSC. On a quarterly basis, each Party shall provide the JSC with reports regarding the activities performed by such Party under the Research Plan and in the Development of Licensed Products. Each such report shall accurately summarize in reasonable detail the major activities undertaken by such Party during the prior Calendar Quarter, as well as the results of such activities.

ARTICLE III. RESEARCH PROGRAM

3.1. Research Plan. The Parties will conduct a Research Program directed to completion of research activities necessary for the advancement of one or more AVEO Molecules to become a Development Candidate, or back-up Development Candidate, and to establish and conduct research activities to identify Biomarkers for use in the Development and Commercialization of Licensed Products, as applicable. The Research activities will be conducted pursuant to a Research Plan. With the prior approval of the JSC, the Research Plan may be amended from time to time by the JRDC in accordance with Section 2.3.

3.2. Efforts. AVEO and Schering-Plough shall each use Commercially Reasonable Efforts to undertake the Research Program in accordance with the Research Plan.

3.3. Funding.

(a) Schering-Plough shall fund the Research Program pursuant to Section 7.3. AVEO shall invoice Schering-Plough quarterly, in advance, for its FTE Costs and out-of-pocket expenses that AVEO reasonably anticipates incurring for the Research Program in such Calendar Quarter (the “Research Costs”).

(b) The amount and timing of the first payment of Research Costs under this Agreement shall be determined by the JSC according to the Research Plan and shall cover the first full Calendar Quarter of the Research Program along with the period commencing on the Execution Date and until the first full Calendar Quarter of the Research Program. Such first payment shall be made within ten (10) Business Days after the commencement of the Research Program Term.

(c) Within fifteen (15) Business Days after the end of each Calendar Quarter during the Research Program Term, AVEO shall provide Schering-Plough with a reasonably detailed statement of expenditure for the Calendar Quarter just ended setting out the Research Costs actually incurred by AVEO. Such statement shall include, but not be limited to, the number of individuals doing the work, the amount of time spent on the work, the nature of the work and supporting documentation for disbursements, including copies of invoices received from Third Parties, and a running total of Research Costs incurred in that Calendar Quarter against the payment made by Schering-Plough for that Calendar Quarter. If the actual Research Costs incurred by AVEO in performing its obligations under the Research Plan in a Calendar Quarter are greater than the advance payment made by Schering-Plough for that Calendar Quarter (as shown by the statements of expenditure for the Calendar Quarter in question), AVEO shall add such amount to its next quarterly invoice for Research Costs to be issued and Schering-Plough shall pay such additional amount to AVEO as part of the forthcoming payment to reconcile such shortfall. If at the end of the Research Program Term there are outstanding Research Costs owing to AVEO, AVEO shall invoice Schering-Plough for such amount when it submits its detailed statement of expenditure for the final month of the Research Program Term. If the actual Research Costs incurred by AVEO in a Calendar Quarter in performing its obligations under the Research Program (as shown by the statements of expenditure for the Calendar Quarter in question), are less than the advance payment made by Schering-Plough for that Calendar Quarter, AVEO shall credit Schering-Plough against AVEO’s future Research Costs for the sum of such overpayment and shall show such credit on its next invoice for Research Costs. However, in the event that there has been an overpayment in the final Calendar Quarter of the Research Program Term, AVEO shall reimburse Schering-Plough for such overpayment within thirty (30) days after Schering-Plough receives the statement of expenditure for the final month of the Research Program Term.

(d) Except as expressly set forth in this Agreement, each of Schering-Plough and AVEO shall be solely responsible for its own out-of-pocket costs and disbursements incurred, and for providing the necessary facilities, supplies, personnel and other resources necessary, in the performance of its obligations under this Agreement.

ARTICLE IV. DEVELOPMENT

4.1. General.

(a) JRDC. The JRDC shall prepare and submit the Research Plans and the Joint Development Plans to the JSC for approval. The Parties shall each appoint three (3) voting members to the JRDC and each Party may appoint additional non-voting members as it deems necessary. If AVEO has elected not to participate in the JSC in accordance with Section 2.1, from the time of such election, the JRDC shall be disbanded and all decisions and responsibilities previously in the purview of the JRDC shall be made and assumed by Schering-Plough. The JRDC shall meet on a quarterly basis at the same time and place as the quarterly meeting of the JSC, and may meet more frequently as the Parties shall agree (which may be held in person or by teleconference or videoconference, as the Parties may agree). AVEO shall appoint one of its members to act as the committee chairperson for the period AVEO acts as the Primary Responsible Party in accordance with Section 4.1(b). Schering-Plough shall appoint one of its members to act as the committee chairperson for the period it acts as Primary Responsible Party in accordance with Section 4.1(c). Each Party may change its representatives to the JRDC from time to time in its sole discretion, effective upon written notice to the other Party of such change. These representatives shall have appropriate experience and knowledge, and ongoing familiarity with Development activities regarding such Licensed Product. The initial plans for Research and Development, and any initial annual plans, shall be created by the JRDC for approval by the JSC. The JRDC shall be responsible for providing advice with respect to and generally supervising Research and Development pursuant to the Research Program and the Joint Development Plans, reviewing and approving clinical trial agreements entered into by a Party with one or more Third Parties, and for deciding disputes between the Parties with respect to work to be performed under the Research Program and the Joint Development Plans. It is specifically understood, however, that the day-to-day management of the activities allocated to either Party under the Research Program and the Joint Development Plans shall be managed by such Party rather than the JRDC.

(b) Primary Responsible Party and Joint Development Plan. The Primary Responsible Party, as set forth below, shall be responsible for taking the lead role on certain Development activities and conducting the activities assigned to it in the Joint Development Plan. The responsibilities of the Primary Responsible Party shall include (i) preparing the initial draft of the Joint Development Plan (which shall include timelines, budgets and proposed allocations of responsibility) and amendments thereto, for consideration by the JRDC, (ii) preparing the initial draft of clinical trial protocols for review by the JRDC, and (iii) conducting clinical trials and preparing initial drafts of final study reports. The JRDC Project Leaders shall be responsible for coordinating their respective Parties’ input into the plans and drafting the plans. The JRDC shall be responsible for reviewing the Joint Development Plan and amendments to the Research Plan and Joint Development Plan and submitting such plans to the JSC for review and approval [**] days prior to the start of each Calendar Year (except as provided in Sections 4.1(c) and 4.3(b). Each Joint Development Plan shall cover all Development activities to be conducted in the next Calendar Year, including the budget for such activities, as well as a summary of planned activities through Regulatory Approval. The Joint Development Plan (and all modifications and amendments thereto) shall specifically reflect the obligations of the applicable Party to use Commercially Reasonable Efforts to (i) implement Development strategies for the purpose of obtaining Regulatory Approval for Licensed Products in all Major Markets, (ii) pursue Regulatory Approval of Licensed Products in all Major Markets (subject to interruptions dictated by Regulatory Authorities), and (iii) support the pursuit of more than one Indication for each Licensed Product according to Schering-Plough’s normal practice and if supported by the Research Program data and/or other public, peer reviewed data accepted by the JRDC as scientifically sound and commercially reasonable.

(c) Primary Responsible Party - AVEO. Commencing on the Effective Date and until completion of the first Proof of Concept Study for a Licensed Product (or a subsequent Proof of Concept Study or other event as the Parties may mutually agree), AVEO shall be the Primary Responsible Party for certain US related Development activities. The Parties acknowledge that AVEO’s conduct of any clinical studies of Licensed Products will be based on the content of the current Joint Development Plan.

(d) Primary Responsible Party - Schering-Plough. After completion of the first Proof of Concept Study for a Licensed Product (or a subsequent Proof of Concept Study or other event as the Parties may mutually agree), Schering-Plough shall be the Primary Responsible Party and shall be responsible for the Development of Licensed Products in the Field, and shall use Commercially Reasonable Efforts to Develop Licensed Products consistent with the approved Joint Development Plan.

(e) Manufacturing Responsibility. Regardless of whether AVEO or Schering-Plough is the Primary Responsible Party, Schering-Plough shall have primary day-to-day responsibility for all Manufacturing related matters and shall use Commercially Reasonable Efforts to Manufacture Licensed Product for Development activities set forth in the Joint Development Plan. The Joint Development Plan shall include plans for Manufacturing to support all planned Development activities.

(f) Development Costs.

(i) Schering-Plough shall fund, in accordance with Section 7.4, all Development Costs incurred by AVEO after the Effective Date pursuant to the Joint Development Plan (including any budgets attached to or associated with the Joint Development Plan). Such Development Costs shall include, without limitation, all amounts (other than royalties on the sales of products) payable by AVEO pursuant to [**].

(ii) The amount and timing of the first payment of Development Costs under this Agreement shall be determined by the JSC according to the Joint Development Plan and shall cover the first full Calendar Quarter of activities conducted under the Joint Development Plan, along with the prorated portion of the Calendar Quarter in which activities under the Joint Development Plan begin. Such first payment shall be made within ten (10) Business Days after commencement of the Development Term.

(iii) Within [**] Business Days after the end of each month during the Development Term, AVEO shall provide Schering-Plough with a detailed statement of its Development Costs for the month just ended, setting out the Development Costs actually incurred by AVEO. Such statement shall include, but not be limited to, [**].

(iv) Within [**] Business Days after the end of each Calendar Quarter during the Development Term, AVEO shall provide Schering-Plough with a reasonably detailed statement of its Development Costs for the Calendar Quarter just ended, setting out the Development Costs actually incurred by AVEO. Such statement shall include, but not be limited to, [**]. If the actual Development Costs incurred by AVEO in performing its obligations under the Joint Development Plan in a Calendar Quarter are greater than the advance payment made by Schering-Plough for that Calendar Quarter (as shown by the statements of expenditure for the Calendar Quarter in question), AVEO shall add such amount to its next quarterly invoice for Development Costs to be issued and Schering-Plough shall pay such additional amount to AVEO as part of the forthcoming payment to reconcile such shortfall. If at the end of the Development Term there are outstanding Development Costs owing to AVEO, AVEO shall invoice Schering-Plough for such amount when it submits its detailed statement of expenditure for the final month of the Development Term. If the actual Development Costs incurred by AVEO in a Calendar Quarter in performing its obligations under the Joint Development Plan (as shown by the statements of expenditure for the Calendar Quarter in question), are less than the advance payment made by Schering-Plough for that Calendar Quarter pursuant to Section 7.4, AVEO shall credit Schering-Plough against AVEO’s future Development Costs for the sum of such overpayment and shall show such credit on its next invoice for Development Costs. However, in the event that there has been an overpayment in the final Calendar Quarter of the Development Term, AVEO shall reimburse Schering-Plough for such overpayment within thirty (30) days after Schering-Plough receives the statement of expenditure for the final month of the Development Term.

(v) Except as expressly set forth in this Agreement, each of Schering-Plough and AVEO shall be solely responsible for its own out-of-pocket costs and disbursements incurred, and for providing the necessary facilities, supplies, personnel and other resources necessary, in the performance of its obligations under this Agreement.

4.2. Manufacturing Matters; AVEO Third Party Agreements.

(a) Schering-Plough, itself or through an Affiliate or Third Party contractor (subject to Section 4.2(b)), shall have the sole right to, and shall be solely responsible for the Manufacture, with the right to sublicense, of clinical and commercial quantities of Licensed Products necessary for the Development and Commercialization of Licensed Products in the Field and in the Territory, at its sole cost and expense. Schering-Plough shall use Commercially Reasonable Efforts to Manufacture, itself or with Third Parties, Licensed Product in such quantities as are appropriate to Develop Licensed Product for Commercialization and to Commercialize Licensed Product in at least all Major Markets.

(b) Within [**] days after the Effective Date, and after acquiring any necessary consent, AVEO shall assign to Schering-Plough, and Schering-Plough shall assume, all of AVEO’s rights and obligations under the [**]. Each of AVEO and Schering-Plough hereby agree to execute all documents and reasonably cooperate with each other in order to effectuate the foregoing. AVEO shall be responsible for all payments due to [**] under the [**] prior to February 1, 2007. Schering-Plough shall be responsible for all payments due to [**] under the [**] incurred from and after February 1, 2007. To the extent such amounts are paid by AVEO prior to the Effective Date and/or prior to the date the [**] is actually assigned to Schering-Plough as provided in this Section 4.2(b), Schering-Plough shall reimburse AVEO for all such amounts paid by AVEO within ten (10) Business Days after receipt of an invoice therefore from AVEO.

4.3. Ownership of Regulatory Filings and Approvals. Schering-Plough shall prepare, file, own and maintain all regulatory filings and approvals for Licensed Products in the Territory.

4.4. Regulatory Matters Related to Licensed Products.

(a) Regulatory Submissions. During the Development Term, AVEO shall assist Schering-Plough and AVEO shall oversee, monitor and coordinate the collection and compilation of all data necessary for regulatory actions, communications and filings with, and submissions to, the FDA and other Regulatory Authorities in the Territory with respect to all Licensed Products.

(b) Regulatory Meetings and Correspondence. Schering-Plough shall be responsible for interfacing, corresponding and meeting with the FDA with respect to Licensed Products. At Schering-Plough’s request, a senior, experienced employee of AVEO shall participate in meetings with Schering-Plough and the FDA, as well as participate in internal meetings or discussions of Schering-Plough occurring immediately before or after, and related to such meetings. AVEO shall be provided with advance access to any materials or information in Schering-Plough’s possession for use in such meetings. AVEO shall have the right to have a senior, experienced employee of AVEO reasonably acceptable to Schering-Plough, attend as an observer in meetings with the FDA, as well as participate in internal meetings or discussions of Schering-Plough occurring immediately before or after, and related to, such meetings, and shall be provided with advance access to the Schering-Plough’s materials prepared for such meetings. During the Development Term, AVEO shall also have the right to review and comment upon any correspondence with the FDA related to such meetings.

(c) Additional Information Regarding Regulatory Activities in the Territory. During the Development Term, Schering-Plough shall provide AVEO with copies of any material correspondence with FDA relating to Development of, or the process of obtaining approval for, Licensed Products, and respond within a reasonable time frame to all reasonable inquiries by AVEO with respect thereto. Schering-Plough shall also provide AVEO in a timely manner with meeting minutes from any material meetings with the FDA concerning the same.

(d) Pharmacovigilance. During the Development Term, Schering-Plough shall be the Primary Responsible Party for pharmacovigilence matters with respect to Licensed Product. Each applicable Joint Development Plan shall include a plan for the collection, review, assessment, tracking and filing of information related to adverse events (“AEs”) associated with Licensed Products, in accordance with 21 C.F.R. 312.32, 314.80 and comparable regulations, guidance, directives and the like governing AEs associated with Licensed Products that are applicable outside of the United States.

ARTICLE V. COMMERCIALIZATION

5.1. General. Subject to the rights of AVEO under this Article V, Schering-Plough shall have sole responsibility and decision-making authority for Commercialization activities related to the Licensed Product, and Schering-Plough shall be responsible for all costs and expenses associated with the Commercialization activities related to the Licensed Product (subject to the Co-Promotion Agreement if AVEO exercises its Co-Promotion Option), in each case in the Field in the Territory. Schering-Plough shall use Commercially Reasonable Efforts to Commercialize the Licensed Products in the Major Markets.

5.2. Option to Co-Promote.

(a) Schering-Plough hereby grants to AVEO an option (the “Co-Promotion Option”) to co-promote the Licensed Product in the United States for an oncology Indication which is the subject of the First Product Filing (the “Co-Promotion Indication”) in accordance with a co-promotion agreement (the “Co-Promotion Agreement”) to be negotiated by the Parties. The Co-Promotion Agreement will include the material terms set forth in Exhibit C.

(b) Schering-Plough shall give AVEO written notice [**] months prior to the first New Drug Application filed for a Licensed Product in the United States (“First Product Filing”) and shall further provide AVEO with information on its current commercialization plan for the Licensed Product in the United States (collectively, the “Co-Promotion Notice”) for the purpose of enabling AVEO to decide whether it will exercise its Co-Promotion Option. In the event AVEO decides to exercise its Co-Promotion Option, it shall do so by providing written notice to Schering-Plough within [**] days after AVEO receives the

Co-Promotion Notice. Such written notice shall specify the level of AVEO’s sales efforts to be elected from the following three (3) levels: [**] percent ([**]%), [**] percent ([**]%) or [**] percent ([**]%) of the sales efforts for the Co-Promotion Indication (the “Applicable Percentage”). Following the exercise of such Co-Promotion Option, the Parties shall negotiate in good faith the Co-Promotion Agreement, using reasonable efforts to enter into such agreement as soon as practicable.

(c) If the Indication that is the subject of the First Product Filing (the “Initial Indication”) is not a Large Market Tumor Indication then AVEO shall also have the option to Co-Promote the Licensed Product for the Indication that is the subject of the first Large Market Tumor Indication (the “Second Indication”), such Co-Promotion to be under the same terms and conditions as are applicable to the Co-Promotion of the First Indication. For clarity, in the event that AVEO exercises the Co-Promotion Option for a Second Indication pursuant to this paragraph (c), AVEO shall be required to provide the Applicable Percentage of the sales efforts for each of the Initial Indication and the Second Indication. Additionally, in the event that AVEO exercises its Co-Promotion Option for an Indication that does not receive Regulatory Approval, such Co-Promotion Option shall be reinstated for the next Indication for which a New Drug Application is filed for a Licensed Product for an oncology Indication in the United States.

(d) Notwithstanding AVEO’s exercise of the Co-Promotion Option, Schering-Plough shall [**].

(e) Joint Commercialization Committee. The Co-Promotion Agreement will include provisions for a Joint Commercialization Committee (“JCC”)to provide for the sharing of information, facilitation of communications, and cooperation of the Parties concerning the Commercialization of the Licensed Product in the Co-Promotion Indication in the United States.

5.3. Recalls.

(a) Each Party shall promptly notify the other Party in writing if it determines that any event, incident or circumstance has occurred which may result in the need for a “recall” or “market withdrawal” (as such terms are defined in 21 CFR 7.3 or other similar national, state or local law or regulation) (hereinafter referred to as a “Recall”) of a Licensed Product or any lot(s) thereof.

(b) Schering-Plough shall be responsible for determining whether and upon what terms and conditions Licensed Product shall be Recalled or otherwise withdrawn from sale to Third Parties within any country in the Territory. Schering-Plough shall be responsible for discussions with Regulatory Authorities within the applicable country regarding all aspects of the Recall decision and the execution thereof.

(c) If at any time (i) any Regulatory Authority in the Territory issues a request, directive or order for a Recall of a Licensed Product in the Territory or (ii) a court of competent jurisdiction orders a Recall of a Licensed Product in the Territory, then Schering-Plough shall be responsible for implementing such Recall. The expenses arising from such Recall shall be the responsibility of Schering-Plough.

ARTICLE VI. GRANTS OF RIGHTS

6.1. AVEO Grants of Rights.

(a) AVEO hereby grants to Schering-Plough an exclusive (even as to AVEO and its Affiliates, except as provided in Section 6.1(f) and (g), and subject to Section 6.3), royalty-bearing license, with the right to grant sublicenses (in accordance with Section 6.1(e)) under the AVEO Intellectual Property to make and have made, use, offer for sale, sell and import Licensed Products in the Field in the Territory. Promptly after the Effective Date, AVEO shall send [**] a letter drafted by Schering-Plough that requests [**] to confirm that it will allow Schering-Plough to assume AVEO’s rights and obligations under the [**] in the event that agreement is terminated during the Term of this Agreement.

(b) AVEO hereby grants to Schering-Plough an exclusive (even as to AVEO and its Affiliates, except as provided in Section 6.1(f) and (g), and subject to Section 6.3), royalty-bearing license, with the right to grant sublicenses (in accordance with Section 6.1(e)) under the AVEO Intellectual Property to make and have made, use, offer for sale, sell and import Diagnostic Licensed Products in the Field in the Territory.

(c) AVEO hereby grants to Schering-Plough an exclusive (even as to AVEO and its Affiliates, except as provided in Section 6.1(f) and (g) and subject to Section 6.3), royalty-bearing license, with the right to grant sublicenses (in accordance with Section 6.1(e)) under the AVEO Intellectual Property to make and have made, use, offer for sale, sell and import Veterinary Licensed Products in the Field in the Territory.

(d) AVEO hereby grants to Schering-Plough a non-exclusive, royalty-free license, including the right to grant sublicenses to Third Parties conducting research on behalf of or in collaboration with Schering-Plough, under any Program Patent Rights solely owned by AVEO, and not licensed to Schering-Plough in Sections 6.1 (a), (b), or (c), for Schering-Plough’s Research purposes in the Territory.

(e) Schering-Plough shall have the right to grant sublicenses under the licenses granted to Schering-Plough under Sections 6.1(a), 6.1(b) and 6.1(c) to its Affiliates and to Third Parties without AVEO’s prior written approval; provided, however, that any such sublicense shall be subject to the limitations applicable to Schering-Plough’s exercise of such licenses, as set forth in Sections 6.1(f), 6.1(g) and 6.3. Any sublicense to a Third Party (including further sublicenses of such sublicenses) shall be subject to the terms and conditions of this Agreement, and Schering-Plough shall provide AVEO with a copy of such Third Party sublicense Agreement within five (5) Business Days after execution thereof (with a redaction of terms not relevant to this Agreement). Each such sublicense shall be consistent with all the terms and conditions of this Agreement, and Schering-Plough shall guarantee the performance of its Affiliates and Sublicensees with respect to any sublicense granted pursuant to this Section 6.1(e).

(f) The licenses granted to Schering-Plough pursuant to Sections 6.1(a), 6.1(b) and 6.1(c) shall be subject to AVEO’s retained rights to (i) perform research to evaluate Licensed Products and to identify Biomarkers (solely in connection with the Research Plan) and therapeutic Indications that may be used by both Parties under each Joint Development Plan; and (ii) perform its obligations under each Joint Development Plan.

(g) Existing Third Party Agreements. The licenses granted by AVEO to Schering-Plough in this Section 6.1 are subject to the terms of the AVEO Third Party Agreements.

6.2. Schering-Plough Grants of Rights.

(a) Schering-Plough hereby grants to AVEO a limited, non-exclusive, worldwide, royalty-free license, including the right to grant sublicenses (in accordance with Section 6.2(b)) under the Schering-Plough Intellectual Property to (i) perform its obligations under the Research Plan; and (ii) perform its obligations under each Joint Development Plan.

(b) AVEO shall have the right to grant sublicenses, without the right of such Sublicensees to grant further sublicenses, under the licenses to the Schering-Plough Intellectual Property granted to AVEO under Section 6.2(a) to any of its Affiliates and to Third Parties, that are conducting activities for AVEO pursuant to AVEO’s obligations under this Agreement, with the prior written approval of Schering-Plough, such approval not to be unreasonably withheld. Any such sublicenses shall be subject to the terms and conditions of this Agreement, and AVEO shall provide Schering-Plough with a copy of any sublicense Agreement within five (5) Business Days after execution thereof. Each such sublicense shall be consistent with all the terms and conditions of this Agreement, and AVEO shall guarantee the performance of its Affiliates and Sublicensees with respect to any sublicense granted pursuant to this Section 6.2.

6.3. Additional Payments. With respect to Patent Rights or Know-How (a) that are licensed-in or acquired by a Party or one of its Affiliates after the Execution Date, and (b) are subject to additional payments if such Patent Rights and/or Know-How are licensed to the other Party pursuant to this Agreement, such Patent Rights and/or Know-How (as applicable) shall be licensed (or sublicensed) to such other Party or its Affiliates only if such other Party agrees to make such additional payments, or reimburse the licensing Party for such additional payments. In the event Schering-Plough licenses Third Party Patent Rights or Know-How that Schering-Plough deems necessary for the Commercialization of a Licensed Product, then any costs for such license shall be shared by the Parties, as more specifically set forth in Section 7.6(d).

6.4. Rights Retained by the Parties. Any rights of AVEO or Schering-Plough, as the case may be, not expressly granted to the other Party pursuant to this Agreement shall be retained by such Party. Without limiting the generality of the foregoing, no right or license is granted under the AVEO Intellectual Property, other than rights and licenses to Biomarkers, Licensed Products and Other Licensed Products, as set forth in Section 6.1.

6.5. Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any Section of this Agreement, including under Sections 6.1 and 6.2, are rights to “intellectual property” (as defined in Section 101(35A) of the Bankruptcy Code). Each of AVEO and Schering-Plough hereby acknowledges that (a) copies of research data, (b) laboratory samples, (d) product samples, (d) formulas, (e) laboratory notes and notebooks, (f) data and results related to clinical trials, (g) regulatory filings and approvals, (h) rights of reference in respect of regulatory filings and approvals, (i) pre-clinical research data and results, and

(j) marketing, advertising and promotional materials, in each case, that relate to such intellectual property, constitute “embodiments” of such intellectual property pursuant to Section 365(n) of the Bankruptcy Code. Each Party shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code or equivalent legislation in any other jurisdiction. Upon the bankruptcy of either Party, the other Party shall further be entitled to a complete duplicate of, or complete access to, as appropriate, any such intellectual property, and such intellectual property, if not already in its possession, shall be promptly delivered to such other Party, unless the Party in bankruptcy elects to continue, and continues, to perform all of its obligations under this Agreement.

6.6. Exclusivity. For the period of time that begins on the Effective Date and ends two (2) years after the Development Term has ended, neither Party shall, (a) alone or in collaboration with a Third Party, Research, Develop, Manufacture or Commercialize any Competing Product in the Territory, or (b) grant a license to, or otherwise assist or contract with, any Third Party to Research, Develop, Manufacture, or Commercialize any Competing Product in the Territory. For purposes of this Section 6.6, “Competing Product” means any composition (other than Licensed Products or Other Licensed Products) containing any compound, molecule, Antibody or other agent that binds to HGF and directly inhibits or modulates the activity of HGF.

ARTICLE VII. FINANCIAL PROVISIONS

7.1. Initial License Payments. Schering-Plough will make a payment to AVEO of Seven Million Five Hundred Thousand Dollars ($7,500,000) no later than ten (10) Business Days after the Effective Date.

7.2. Equity Investment. On the Execution Date, AVEO and Schering Corporation shall execute a stock purchase agreement pursuant to which Schering Corporation shall purchase Ten Million Dollars ($10,000,000) of AVEO stock (the “Stock Purchase Agreement”), such purchase to be consummated within two (2) Business Days after the Effective Date.

7.3. Research Program. Within ten (10) Business Days after the Effective Date, Schering-Plough shall pay AVEO an initial advance research fee as set forth in Section 3.3. Thereafter, Schering-Plough shall pay AVEO an advance Quarterly Research Fee for the next Calendar Quarter of the Research Program Term as set forth in Section 3.3. As used in this Agreement, “Quarterly Research Fee” means up to [**] Dollars ($[**]), according to the agreed upon budget set forth in the Research Plan. Research payments made hereunder shall not exceed Three Million Dollars ($3,000,000) per year during the Research Term, unless otherwise agreed by the Parties in writing in advance.

7.4. Development Program. On or prior to the tenth (10th) Business Day after the initial Joint Development Plan is approved by the JSC, Schering-Plough shall pay AVEO an initial advance development fee as set forth in Section 4.1(f). Thereafter, Schering-Plough shall pay AVEO an advance Quarterly Development Fee for the next Calendar Quarter of the Development Term as set forth in Section 4.1(f). As used in this Agreement, “Quarterly Development Fee” means the Development Costs to be incurred by or on behalf of AVEO or its Affiliates during the immediately following Calendar Quarter, according to the agreed upon budget set forth in, or associated with, the Joint Development Plan(s).

7.5. Milestone Event Payments. Schering-Plough shall make the non-refundable payments to AVEO set forth below not later than thirty (30) days after the date on which the corresponding milestone event is first achieved:

Milestone Event		Payment
(a)	[**]	$[**]
(b)	[**]	$[**]
(c)	[**]	$[**]
(d)	[**]	$[**]
	[**]	$[**]
(e)	[**]	$[**]
(f)	[**]	$[**]
(g)	[**]	$[**]
(h)	[**]	$[**]
(i)	[**]	$[**]
(j)	[**]	$[**]
(k)	[**]	$[**]
(l)	[**]	$[**]

(m) The milestone payments set forth in Sections 7.5(a), (b), (c), (d), (e) and (f) shall apply only to the first achievement of the applicable milestone event by the first Licensed Product to achieve such milestone. The milestone payments set forth in Sections 7.5(g), (h), (i), (j), (k) and (l) (the “Commercial Milestones”) shall be payable by Schering-Plough for up to, but not more than, a total of [**] and/or Other Indications in any combination; provided that the corresponding milestone payments for such Commercial Milestones shall be [**] percent ([**]%) of the amounts set forth in Sections 7.5(g), (h), (i), (j), (k) and (l) (as applicable) for each Indication approved after the first approved [**] and/or the first approved Other Indication (as the case may be).

(n) If any milestone set forth in Section 7.5(a) (the “Preclinical Milestone”), Sections 7.5(b), (c), or (d) (the “Clinical Milestones”) or in Sections 7.5(e) or (f) (the “Regulatory Milestones”) is achieved with respect to a Licensed Product prior to the achievement of an earlier Preclinical Milestone, Clinical Milestone or Regulatory Milestone (as the case may be) for such Licensed Product, then all milestone payments due and payable for the earlier Preclinical Milestone or Clinical Milestone (as the case may be) shall be due and payable simultaneously with the payment for achievement of the later milestone event. In the event a Pivotal Trial is deemed to be a [**], then the milestone set forth in Section 7.5(d) shall only be due when the trial progresses to the [**]. In the event of acceptance of [**], and the receipt of [**], milestones paid for acceptance of the [**] shall only be made once for such Indication. For purposes of clarity, if, with respect to any Licensed Product for an Indication, Schering-Plough initiates a [**] and upon completion of such [**] Schering-Plough files for [**], and subsequently receives such accelerated [**], then (i) Schering-Plough shall be obligated to pay the milestone under Section 7.5(e) or (f) (as applicable) upon the filing for [**], if such milestone (e) or (f) has not previously been paid for an Indication, (ii) Schering-Plough shall pay the milestone under Section 7.5(g) or 7.5(j) upon receipt of such [**], (iii) Schering-Plough shall pay the milestone set forth in Section 7.5(d) at such time as a [**] is initiated, it being understood that the initiation of such [**] is likely to occur (and Schering-Plough shall initiate such [**]) after the receipt of [**], and (iv) Schering-Plough shall not be obligated to pay for a second time the milestone set forth in Section 7.5(g) or 7.5(j) upon receipt of [**].

(o) If Development of any Licensed Product ceases (a “Failed Licensed Product”), and Development of another Licensed Product (a “Back-Up Product”) subsequently commences or continues, then any of the Preclinical Milestone, Clinical Milestone or Regulatory Milestone payments previously made by Schering-Plough in connection with such Failed Licensed Product shall be fully credited against any subsequent or repeated achievement of such milestone by the Back-Up Product.

(p) In addition, for each Licensed Product, on a one-time basis in each of the United States, the EU and Japan, Schering-Plough will pay AVEO an additional [**] percent ([**]%) of the applicable Commercial Milestone amounts set forth in Sections 7.5 (g) or (j), (h) or (k), and (i) or (l) upon Regulatory Approval of the first Indication in such country or territory where such Regulatory Approval for such Indication includes in the labeling a claim for the identification of a targeted patient population and where such label claim is also the subject of a Valid Claim of an AVEO Patent Right in such country or territory. For the avoidance of doubt, for each Licensed Product, such amounts shall only be paid once for Sections 7.5(g) or (j), once for Sections 7.5(h) or (k) and once for Sections 7.5(i) or (l).

(q) Schering-Plough shall make the following one-time sales milestone payments to AVEO the first time cumulative annual worldwide Net Sales for a Licensed Product reach the specified level:

Annual Worldwide Net Sales	Milestone Payment
[**]	[**]
[**]	[**]
[**]	[**]

7.6. Licensed Product Royalties.

(a) Schering-Plough shall pay to AVEO royalties on Net Sales of Licensed Products in the Territory as provided in Section 7.6(b) as follows:

Calendar Year Net Sales of a Licensed Product	Royalty Rate
Less than or equal to $[**]	[**]	%
Greater than $[**] and less than or equal to $[**]	[**]	%
Greater than $[**] and less than or equal to $[**]	[**]	%
Greater than $[**] and less than or equal to $[**]	[**]	%
Greater than $[**]	[**]	%

(b) Applicability of Royalty Rates to Net Sales in the Territory. Royalties under this Section 7.6 on aggregate Net Sales of any Licensed Product in the Territory in a Calendar Year shall be paid at the rate applicable to the portion of Net Sales within each of the Net Sales levels during such Calendar Year. For example, if, during a Calendar Year, Net Sales of a particular Licensed Product were equal to $[**], then the royalties payable by Schering-Plough would be calculated by adding (i) the royalties with respect to the first $[**].

(c) Royalty Term and Adjustments. Schering-Plough’s royalty obligations to AVEO under this Section 7.6 shall commence on a country-by-country and Licensed Product-by-Licensed Product basis on the First Commercial Sale of such Licensed Product and shall expire on a country-by-country basis and Licensed Product-by-Licensed Product basis on the later of: (i) the expiration of the last Valid Claim (that is not a patent claim to a Biomarker) of the AVEO Patent Rights or Joint Patent Rights Covering such Licensed Product in such country, or (ii) the tenth (10th) anniversary of the date of the First Commercial Sale by Schering-Plough or any of its Affiliates or Sublicensees to a non-Sublicensee Third Party of such Licensed Product in such country (the “Royalty Term”). The foregoing provisions of this Section 7.6(c) notwithstanding, the royalties payable with respect to Net Sales of a Licensed Product shall be reduced to [**] percent ([**]%) of the amounts otherwise payable pursuant to Section 7.6(a) during any portion of the Royalty Term when there is no Valid Claim (that is not a patent claim to a Biomarker) of the AVEO Patent Rights or Joint Patent Rights Covering such Licensed Product in such country; provided that such reduction shall not apply if the Licensed Product is entitled to Marketing Exclusivity in such country and there are no other products on the market in such country that contain substantially the same active ingredient as that contained in the Licensed Product.

(d) Third Party Royalties. If Schering-Plough reasonably determines that, in order to Commercialize a Licensed Product and avoid infringement of any patent not licensed hereunder, it is necessary or advisable to obtain a license from a Third Party and to pay a royalty or other payments under such patent (“Third Party Patent Licenses”), [**] percent ([**]%) of any royalties or other payments paid under Third Party Patent Licenses by Schering-Plough, its Affiliates or Sublicensees, shall be creditable against royalties payable to AVEO hereunder. In addition, Schering-Plough shall be responsible for all payments required under the AVEO Third Party Agreements; provided that [**] percent ([**]%) of any royalties paid by Schering-Plough pursuant to any of the AVEO Third Party Agreements shall be creditable against royalties on the Net Sales of Licensed Products payable to AVEO hereunder. In no event shall all such credits available under this Section 7.6(d), in the aggregate, cause the royalties paid to AVEO for any particular Calendar Quarter to be reduced by more than [**] percent ([**]%) of the royalties otherwise payable on Net Sales of such Licensed Product in such country; provided that any reduction hereunder, or portion thereof, that is rendered not usable pursuant to the immediately preceding proviso may be carried forward for use in future Calendar Quarters.

7.7. Diagnostic Licensed Products.

(a) Schering-Plough Licenses Third Party. In the event that Schering-Plough licenses a Third Party to Commercialize a Diagnostic Licensed Product, Schering-Plough shall pay to AVEO royalties on the proceeds of all Diagnostic Licensed Product Revenues in the Territory received by Schering-Plough for such a license based on the royalty table set forth in Section 7.6(a), with such Diagnostic Licensed Product Revenues being deemed to be Net Sales. Such royalties shall be payable (a) with respect to royalties received by Schering-Plough, its Affiliates or Sublicensees for the period set forth in Section 7.6(c), and any such royalties shall be subject to, where applicable, reductions set forth in the second sentence of Section 7.6(c); and (b) with respect to all other amounts received by Schering-Plough or any of its Affiliates from any Third Party (including a Sublicensee) in connection with the sale or other disposition of Diagnostic Licensed Products or rights relating thereto, for so long as Schering-Plough receives such amounts.

(b) Schering-Plough Commercializes. In the event that Schering-Plough or an Affiliate Commercializes a Diagnostic Licensed Product, it shall pay AVEO, on a country-by-country basis, either (i) a royalty of [**] percent ([**]%) on the Net Sales of such Diagnostic Licensed Product if it is Covered by a Valid Claim of an AVEO Patent Right or a Joint Patent Right, for the life of such Patent Right, or (ii) if there is no such Patent Right or such Patent Right expires prior to the ten (10) year anniversary of the First Commercial Sale of such Diagnostic Product, a royalty of [**] percent ([**]%) on the Net Sales of such Diagnostic Product for ten (10) years from the First Commercial Sale of such Diagnostic Licensed Product.

(c) As used in this Section 7.7, “Diagnostic Licensed Product Revenues” means (i) the Net Sales of all Diagnostic Licensed Products by Schering-Plough, its Affiliates or Sublicensees, together with (ii) all other amounts received by Schering-Plough or any of its Affiliates from any Third Party (including a Sublicensee) in connection with the sale or other disposition of Diagnostic Licensed Products or rights relating thereto. Diagnostic Licensed Product Revenue includes upfront payments and milestone payments paid directly or indirectly to Schering-Plough (or any of its Affiliates) from (or on behalf of) any Sublicensees (and/or sub-Sublicensees) for Diagnostic Licensed Products. Notwithstanding the foregoing, Diagnostic Licensed Product Revenue shall exclude (x) all amounts paid to Schering-Plough as a fair market value equity investment in Schering-Plough (whether in the form of stock purchase, options, warrants or other forms); and (y) research and development funding for activities directly in furtherance of Diagnostic Licensed Product clinical, regulatory and manufacturing process development in order ultimately to seek Regulatory Approval therefor (including pre-clinical studies to support the filing of an IND and clinical studies).

7.8. Veterinary Licensed Products. Upon the earlier of (i) any decision by Schering-Plough to sublicense rights to develop, manufacture and/or commercialize any Veterinary Licensed Product, or (ii) the first decision by Schering-Plough to develop a Veterinary Licensed Product (the “Veterinary Licensed Product Decision Date”), Schering-Plough and AVEO shall negotiate in good faith the financial terms and conditions for Veterinary Licensed Products, including royalties on the net sales of such Veterinary Licensed Product, milestones and other customary payments to AVEO (collectively, the “Veterinary Licensed Product Financial Terms”). The Veterinary Licensed Product Financial Terms shall be commercially reasonable and consistent with then-current industry standards, and shall fairly reflect the Parties’ relative contributions to the value of the particular Veterinary Licensed Product.

7.9. Royalty Reports; Payments. Within forty-five (45) days after the end of each Calendar Quarter during which there are Net Sales from the sale of a Licensed Product and/or a Diagnostic Licensed Product by Schering-Plough or an Affiliate giving rise to a payment obligation under Section 7.6 or 7.7, Schering-Plough shall submit to AVEO a report identifying its Net Sales for each Licensed Product or Diagnostic Licensed Product, in each case for each country for such Calendar Quarter, and the royalties and other amounts payable to AVEO pursuant to Sections 7.6 and 7.7. Concurrently with each such report, Schering-Plough shall pay to AVEO all amounts payable by it under Sections 7.6 and 7.7.

7.10. Books and Records; Audit Rights.

(a) Schering-Plough shall keep complete and accurate records of the underlying revenue and expense data relating to the calculations of Net Sales and payments required by Sections 7.5, 7.6, 7.7 and 7.8. AVEO shall have the right, once annually at its own expense, to have an independent, certified public accounting firm, selected by AVEO and reasonably acceptable to Schering-Plough, review any such records of Schering-Plough in the location(s) where such records are maintained by Schering-Plough upon reasonable notice (which shall be no less than fourteen (14) days’ prior notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under Sections 7.5, 7.6, 7.7 and 7.8 within the thirty-six (36) month period preceding the date of the request for review. Schering-Plough shall receive a copy of each such report concurrently with receipt by AVEO. Should such inspection lead to the discovery of a discrepancy to AVEO’s detriment, Schering-Plough shall pay within thirty (30) days after its receipt from the accounting firm of the certificate any undisputed amount of the discrepancy. AVEO shall pay the full cost of the review unless the underpayment of royalties is greater than five percent (5%) of the amount due for the entire period being examined, in which case Schering-Plough shall pay the reasonable cost charged by such accounting firm for such review. Any overpayment of royalties by Schering-Plough revealed by an examination shall be paid by AVEO within thirty (30) days.

(b) AVEO shall keep complete and accurate records of its reimbursable expenses and payments required by Sections 7.3 and 7.4. Schering-Plough shall have the right, once annually at its own expense, to have an independent, certified public accounting firm, selected by Schering-Plough and reasonably acceptable to AVEO, review any such records of AVEO in the location(s) where such records are maintained by AVEO upon reasonable notice (which shall be no less than fourteen (14) days’ prior notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of its reimbursable expenses and payments received or made under Sections 7.3 and 7.4 within the thirty-six (36) month period preceding the date of the request for review. AVEO shall receive a copy of each such report concurrently with receipt by Schering-Plough. Should such inspection lead to the discovery of a discrepancy to Schering-Plough’s detriment, AVEO shall pay within thirty (30) days after its receipt from the accounting firm of the certificate any undisputed amount of the discrepancy. Schering-Plough shall pay the full cost of the review unless the underpayment of royalties is greater than five percent (5%) of the amount due for the entire period being examined, in which case AVEO shall pay the reasonable cost charged by such accounting firm for such review. Any overpayment of royalties by AVEO revealed by an examination shall be paid by Schering-Plough within thirty (30) days.

7.11. Taxes. AVEO shall pay any and all taxes levied on account of all payments it receives under this Agreement. If laws or regulations require that taxes be withheld, Schering-Plough will (a) deduct those taxes from the remittable payment, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to AVEO within thirty (30) days after receipt of confirmation of payment from the relevant taxing authority. Schering-Plough will reasonably cooperate with AVEO to obtain the benefit of any applicable tax law or treaty, including the pursuit of any refund or credit of such tax to AVEO.

7.12. United States Dollars. All dollar ($) amounts specified in this Agreement are United States dollar amounts.

7.13. Payment Method and Currency Conversion. All payments to be made by Schering-Plough to AVEO shall be in immediately available funds via either a bank wire transfer, an ACH (automated clearing house) mechanism, or any other means of electronic funds transfer, at Schering-Plough’s election, to a bank account designated by AVEO. For the purposes of determining the amount of any royalties due for the relevant Calendar Quarter under Section 7.6, the amount of Net Sales in any foreign currency shall be converted into United States dollars in a manner consistent with Schering-Plough’s normal practices used to prepare its audited financial reports; provided that such practices use a widely accepted source of published exchange rates.

7.14. Blocked Payments. If by reason of applicable Laws in any country in the Territory, it becomes impossible or illegal for Schering-Plough or its Affiliates or Sublicensees to transfer, or have transferred on its behalf, milestones, royalties or other payments to AVEO, Schering-Plough shall promptly notify AVEO of the conditions preventing such transfer and such royalties or other payments shall be deposited in local currency in the relevant country to the credit of AVEO in a recognized banking institution designated by AVEO or, if none is designated by AVEO within a period of thirty (30) days, in a recognized banking institution selected by Schering-Plough or its Affiliate or Sublicensee, as the case may be, and identified in a notice given to AVEO. If so deposited in a foreign country, Schering-Plough shall provide, or cause its Affiliate or Sublicensee to provide, reasonable cooperation to AVEO so as to allow AVEO to assume control over such deposit as promptly as practicable.

7.15. Late Payments. If a Party shall fail to make a timely payment pursuant to the terms of this Agreement, interest shall accrue on the past due amount as follows:

(a) for amounts sixty (60) or fewer days past due, the rate applied shall be the six (6) month London Inter-Bank Offering Rate (“LIBOR”) as of the due date, as quoted by the British Banker’s Association, computed for the actual number of days the payment was past due; and

(b) for amounts greater than sixty (60) days past due, the rate applied shall be [**] percent ([**]%) above the rate of the six (6) month LIBOR as of the due date, computed for the actual number of days the payment was past due.

7.16. Inter-Company Sales. Sales between or among Schering-Plough, its Affiliates and Sublicensees shall not be subject to royalties under Section 7.6; royalties shall only be calculated upon Net Sales to a Third Party that is not a Sublicensee. Schering-Plough shall be responsible for accounting for and paying milestone payments and royalties on Net Sales by its Affiliates and Sublicensees.

ARTICLE VIII. INTELLECTUAL PROPERTY OWNERSHIP,

PROTECTION AND RELATED MATTERS

8.1. Ownership of Inventions.

(a) Sole Inventions. Each Party shall exclusively own all Inventions made solely by such Party, its employees, agents and consultants (“Sole Inventions”). Sole Inventions made solely by Schering-Plough, its employees, agents and consultants are referred to herein as “Schering-Plough Sole Inventions”. Sole Inventions made solely by AVEO, its employees, agents and consultants are referred to herein as “AVEO Sole Inventions”.

(b) Joint Inventions. The Parties shall jointly own all Inventions made jointly by employees, agents and consultants of Schering-Plough (and/or its Affiliates), on the one hand, and employees, agents and consultants of AVEO (and/or its Affiliates), on the other hand (“Joint Inventions”). Patent Rights based on Joint Inventions will be referred to herein as “Joint Patent Rights.” Subject to the licenses and other provisions of this Agreement, each Party shall have the unrestricted right to use and license Joint Inventions and Joint Patent Rights, without obtaining consent from, or accounting to, the other Party.

(c) Inventorship. For purposes of determining whether an Invention is a Schering-Plough Sole Invention, an AVEO Sole Invention or a Joint Invention, and for purposes of determining inventorship with respect to Joint Patent Rights, questions of inventorship shall be resolved in accordance with United States patent Laws.

(d) Assignment of Inventions.

(i) AVEO shall require by written agreement that all AVEO personnel, employees and Third Parties hired by AVEO involved in the Research Program or the Development of Licensed Products have entered into confidentiality and Invention assignment agreements that are consistent with the provisions of this Agreement and shall be obligated to assign to AVEO any rights they may have in any Inventions first invented, discovered, made, conceived or reduced to practice in the course of conducting activities pursuant to the Research Program and/or the Joint Development Plan. The JSC shall approve the form of the agreements to be used with such Third Parties prior to the execution of such agreements.

(ii) Schering-Plough shall require by written agreement that all Schering-Plough personnel, employees and Third Parties hired by Schering-Plough involved in the Research Program or the Development of Licensed Products have entered into confidentiality and Invention assignment agreements that are consistent with the provisions of this Agreement and shall be obligated to assign to Schering any rights they may have in any Inventions first invented, discovered, made, conceived or reduced to practice in the course of conducting activities pursuant to the Research Program and/or the Joint Development Plan. The JSC shall approve the form of the agreements to be used with such Third Parties prior to the execution of such agreements.

(iii) In order to protect the Parties’ patent rights under U.S. law in any inventions Invented in the performance of the Research Program or in the Development of Licensed Products, each Party agrees to maintain policies or procedures, or a combination thereof, requiring its employees or others acting on behalf of such Party or its Affiliates or licensees to make and keep records of all data and information produced during the Research Program or the Development of Licensed Products in such a manner as to enable the Parties to use such records to establish the earliest date of invention (an “Invention Policy”). Such Invention Policy shall, among other things, provide that such individuals are (i) to make and keep such records in standard, bound laboratory notebooks with numbered pages (or electronic equivalents that meet the requirements of applicable Law) with entries dated and corroborated by an appropriate individual, with such corroboration being done on a regular, contemporaneous basis, and (ii) to complete invention disclosure memorandums or similar documents with respect to any invention first identified, discovered, conceived, developed, or reduced to practice by them.

8.2. Prosecution and Maintenance of Patent Rights.

(a) Prosecution of AVEO Patent Rights Solely Owned by AVEO. With respect to AVEO Patent Rights that are owned solely by AVEO and exclusively licensed to Schering-Plough, excluding Program Patent Rights and Joint Patent Rights, AVEO and Schering-Plough shall cooperate in connection with the continued prosecution and maintenance by AVEO of such AVEO Patent Rights. The out-of-pocket costs and expenses incurred to obtain, prosecute and maintain such AVEO Patent Rights shall be borne one hundred percent (100%) by Schering-Plough for those Patent Rights that Schering-Plough has given AVEO a written request to file, prosecute and/or maintain. At any time during the Term, Schering-Plough may notify AVEO in writing that it no longer wishes to pursue the filing, prosecution or maintenance of such a Patent Right in any country and thereafter AVEO may do so at its own expense. AVEO shall notify Schering-Plough at least ninety (90) days prior to the deadline for entering into the national/regional phase with respect to any PCT application included in such AVEO Patent Rights. No later than sixty (60) days prior to entry into such national/regional phase, Schering-Plough shall provide AVEO with a list of any countries in which Schering-Plough would like AVEO to file the patent application. AVEO shall file national/regional patent applications, or designate for national/regional filing and file, in all jurisdictions requested by Schering-Plough. Schering-Plough shall have access to all documentation, filings and communications to or from the respective patent offices, at reasonable times and upon reasonable notice. AVEO shall keep Schering-Plough informed of the status of all pending patent applications that pertain to any Licensed Product. AVEO, its agents and attorneys shall give due consideration to all timely suggestions and comments of Schering-Plough regarding any aspect of such patent prosecution. AVEO shall not discontinue prosecution or maintenance of any AVEO Patent Rights without at least ninety (90) days’ prior notice to Schering-Plough. If AVEO decides to discontinue prosecution or maintenance of any AVEO Patent Rights, subject to the terms of the AVEO Third Party Agreements, Schering-Plough shall have the option to assume responsibility for prosecuting and maintaining such AVEO Patent Rights.

(b) Prosecution of Program Patent Rights and Joint Patent Rights. Schering-Plough shall be responsible for obtaining, prosecuting and/or maintaining patents and patent applications Covering Program Patent Rights exclusively licensed to Schering-Plough and Joint Patent Rights exclusively licensed to Schering-Plough, in appropriate countries in the Territory, including the countries reasonably requested by AVEO if Schering-Plough routinely files such Patent Rights in such country. The out-of-pocket costs and expenses incurred to obtain, prosecute and maintain such Patent Rights shall be borne one hundred percent (100%) by Schering-Plough. Schering-Plough shall keep AVEO informed of the status of all pending applications Covering such Patent Rights. Schering-Plough, its agents and attorneys shall give due consideration to all timely suggestions and comments of AVEO regarding any aspect of such patent prosecution. Schering-Plough shall not discontinue prosecution or maintenance of any such Patent Right without at least ninety (90) days’ prior notice to AVEO. If Schering-Plough decides to discontinue prosecution or maintenance of any such Patent Rights, AVEO shall have the option to continue to prosecute and maintain such Patent Rights.

(c) Patent Term Extensions. Schering-Plough shall have the exclusive right and obligation to seek patent term extensions or supplemental patent protection, including supplementary protection certificates, in any country in the Territory in relation to the Licensed Products at Schering-Plough’s expense. AVEO and Schering-Plough shall cooperate in connection with all such activities, and Schering-Plough, its agents and attorneys will give due consideration to all timely suggestions and comments of AVEO regarding any such activities; provided that all final decisions shall be made by Schering-Plough.

(d) Invoices. Each Party shall promptly invoice the other Party for any costs and expenses to be paid by a Party pursuant to this Section 8.2. Such invoice shall contain all necessary documentation for the out-of-pocket costs and expenses and shall be sent to the responsible paying Party no later than ninety (90) days after the invoicing Party receives an invoice for such costs and expenses. Schering-Plough shall not be obliged to pay any such invoices if received after such ninety (90) day period. Reasonably documented and undisputed invoices shall be paid within thirty (30) days of receipt.

8.3. Third Party Infringement.

(a) Notice. Each Party shall promptly report in writing to the other Party during the Term any known or suspected (i) infringement of any of the AVEO Patent Rights exclusively licensed to Schering-Plough, Program Patent Rights exclusively licensed to Schering-Plough or Joint Patent Rights exclusively licensed to Schering-Plough, or (ii) unauthorized use or misappropriation of any of the AVEO Know-How, Program Know-How, or Know-How in Joint Inventions exclusively licensed to Schering-Plough (an “Infringement Claim”) of which such Party becomes aware, and shall provide the other Party with all available evidence supporting such known or suspected infringement or unauthorized use.

(b) Initial Right to Enforce. Subject to Section 8.3(c) and the terms of the AVEO Third Party Agreements, Schering-Plough shall have the first right, but not the obligation, to initiate a suit or take other appropriate action that it believes is reasonably required to protect (i.e., prevent or abate actual or threatened infringement or misappropriation of) or otherwise enforce the AVEO Intellectual Property (excluding AVEO Background Patent Rights), the Program Patent Rights, or the Joint Patent Rights that relate to a Licensed Product in the Field in the Territory and that are exclusively licensed to Schering-Plough; provided however that Schering-Plough shall not initiate a lawsuit or take other enforcement action without first consulting with AVEO. Any suit by Schering-Plough shall be either in the name of AVEO or its Affiliate, the name of Schering-Plough or its Affiliate, or jointly by Schering-Plough, AVEO and their respective Affiliates, as may be required by the Law of the forum. For this purpose, AVEO shall execute such legal papers and cooperate in the prosecution of such suit as may be reasonably requested by Schering-Plough; provided that Schering-Plough shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by AVEO in connection with such cooperation.

(c) Step-In Right. If Schering-Plough does not initiate a suit or take other appropriate action that it has the initial right to initiate or take pursuant to Section 8.3(b), then AVEO may, in its discretion, provide Schering-Plough with notice of AVEO’s intent to initiate a suit or take other appropriate action. If AVEO provides such notice and Schering-Plough does not initiate a suit or take such other appropriate action within thirty (30) days after receipt of such notice from AVEO, then AVEO shall have the right to initiate a suit or take other appropriate action that it believes is reasonably required to protect the AVEO Intellectual Property or the Joint Patent Rights; provided however AVEO shall not initiate a lawsuit or take other enforcement action without first consulting with Schering-Plough. Any suit by AVEO shall be either in the name of AVEO or its Affiliate, the name of Schering-Plough or its Affiliate, or jointly by Schering-Plough, AVEO and their respective Affiliates, as may be required by the Law of the forum. For this purpose, Schering-Plough shall execute such legal papers and cooperate in the prosecution of such suit as may be reasonably requested by AVEO; provided that AVEO shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by Schering-Plough in connection with such cooperation.

(d) Conduct of Certain Actions; Costs. The Party initiating suit shall have the sole and exclusive right to select counsel for any suit initiated by it pursuant to Section 8.3(b) or 8.3(c). The initiating Party shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings initiated by it pursuant to Sections 8.3(b) and 8.3(c), including the fees and expenses of the counsel selected by it. The other Party shall have the right to participate and be represented in any such suit by its own counsel at its own expense.

(e) Recoveries. In the event Schering-Plough assumes control over enforcing any Infringement Claim, AVEO shall be entitled to receive [**] percent ([**]%) of any damages (including enhanced (treble) damages), settlements, accounts of profits, or other financial compensation recovered by Schering-Plough from a Third Party based upon any such Infringement Claim, after deducting Schering-Plough’s actual out-of-pocket expenses (including reasonable counsel fees and expenses) incurred in pursuing such Infringement Claim, and Schering-Plough may retain the balance. In the event AVEO assumes control over enforcing an Infringement Claim, Schering-Plough shall be entitled to receive [**] percent ([**]%) of any damages, settlements, accounts of profits, or other financial compensation recovered from a Third Party based upon any such Infringement Claim after deducting AVEO’s actual out-of-pocket expenses (including reasonable counsel fees and expenses) incurred in pursuing such Infringement Claim, and AVEO may retain the balance.

8.4. Patent Invalidity Claim. Each of the Parties shall promptly notify the other in the event of any legal or administrative action by any Third Party against a Program Patent Right exclusively licensed to Schering-Plough, Joint Patent Right exclusively licensed to Schering-Plough or AVEO Patent Right exclusively licensed to Schering-Plough of which it becomes aware, including any opposition, nullity, revocation, reexamination or compulsory license proceeding.

(a) In the case of the Joint Patent Rights exclusively licensed to Schering-Plough or Program Patent Rights exclusively licensed to Schering-Plough, Schering-Plough shall have the first right, but not the obligation, to defend against any such action and the costs of any such defense shall be at Schering-Plough’s expense. Each Party at the request of the other Party, agrees to cooperate reasonably with the other Party; provided that Schering-Plough shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by AVEO in connection with such cooperation. If Schering-Plough does not defend against any such action involving such Patent Right, then AVEO shall have the right, but not the obligation, to defend such action and any such defense shall be at AVEO’s expense. If required by Law, Schering-Plough, upon request of AVEO, agrees to join in any such action and to cooperate reasonably with AVEO; provided that AVEO shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by Schering-Plough in connection with such cooperation.

(b) In the case of AVEO Patent Rights solely owned by or exclusively licensed to AVEO that are exclusively licensed to Schering-Plough, AVEO shall have the first right, but not the obligation, to defend against any such action and the costs of any such defense shall be at AVEO’s expense. Each Party at the request of the other Party, agrees to cooperate reasonably with the other Party; provided that AVEO shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by Schering-Plough in connection with such cooperation. If AVEO does not defend against any such action involving such AVEO Patent Right, then Schering-Plough shall have the right, but not the obligation, to defend such action and any such defense shall be at Schering-Plough’s expense. AVEO, upon request of Schering-Plough, agrees to join in any such action and to cooperate reasonably with Schering-Plough; provided that Schering-Plough shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by AVEO in connection with such cooperation.

8.5. Patent Marking. Schering-Plough shall comply with the patent marking statutes in each country in which the Licensed Product or Other Licensed Product is sold by Schering-Plough, its Affiliates and/or its Sublicensees.

8.6. Notice of Certification under Drug Price Competition and Patent Restoration Act. If a Party becomes aware of any certification filed pursuant to 21 U.S.C. § 355(b)(2)(A) or 355(j)(2)(A)(vii)(IV), or any notice under any future analogous provisions of United States Law relating to regulation or approval of biological products (or any amendment or successor statute thereto) claiming that any AVEO Patent Rights Covering a Licensed Product in the Field, are invalid, or that infringement will not arise from the manufacture, use, import or sale of a product by a Third Party (a “Paragraph IV Certification”), such Party shall promptly notify the other Party in writing within five (5) Business Days after its receipt thereof.

8.7. Control of Response. Schering-Plough shall have the right, but not the obligation, to initiate patent infringement litigation in response to such Paragraph IV Certification, at its own expense. If Schering-Plough elects not to initiate or maintain such litigation, Schering-Plough shall notify AVEO as soon as practicable but in any event not later than fifteen (15) days before the first action required to defend against such Paragraph IV Certification so that AVEO may, initiate or assume sole control over such litigation using counsel of its own choice. The Parties shall reasonably cooperate in such litigation and shall share any recoveries in accordance with Section 8.3(e).

ARTICLE IX. CONFIDENTIAL INFORMATION

9.1. Treatment of Confidential Information. During the Term and for five (5) years thereafter, each Party shall maintain Confidential Information of the other Party in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others (except for agents, directors, officers, employees, consultants, subcontractors, licensees, partners, Affiliates and advisors (collectively, “Agents”) under obligations of confidentiality) or use it for any purpose other than in connection with the conduct of the Research Program, or the Development, Manufacture or Commercialization of Licensed Products pursuant to this Agreement, and each Party shall exercise reasonable efforts to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its Agents, which reasonable efforts shall be at least as diligent as those generally used by such Party in protecting its own confidential and proprietary information. Each Party will be responsible for a breach of this Article IX by its Agents. For clarity, each Party may disclose Confidential Information of the other Party (a) to Regulatory Authorities (i) to the extent desirable to obtain or maintain INDs or Regulatory Approvals for any Licensed Product within the Territory and (ii) in order to respond to inquiries, requests or investigations by Regulatory Authorities; (b) to outside consultants, scientific advisory boards, managed care organizations, and non-clinical and clinical investigators to the extent necessary to Develop or Commercialize any Licensed Product (provided that such Party shall obtain the same confidentiality obligations from such Third Parties as it obtains with respect to its own similar types of confidential information); and (c) to the extent desirable to obtain Patent Rights to protect, or to Develop or Commercialize, any Licensed Product.

9.2. Publication Rights. Each Party agrees that it shall not, and shall cause its Affiliates and its and their Affiliates’ employees, consultants, contractors, licensees and agents not to, publish or publicly present any results of any preclinical or clinical studies with respect to any Licensed Product without the prior consent of the other Party (which shall not be unreasonably withheld), except as may be required by applicable Law, legal proceedings or for patent filings. Each Party acknowledges that the other Party has an interest in the publication of studies related to Licensed Products conducted by itself and its collaborators, and agrees that the JSC will be responsible for determining which publications of this nature can occur without prejudice to the interests of the other Party. Subject to the foregoing, each Party shall provide to the other Party the opportunity to review any proposed abstracts, manuscripts or summaries of presentations that disclose any Confidential Information or results of preclinical or clinical studies with respect to any Licensed Product at least forty-five (45) days prior to the submission of such proposed abstract, manuscript or summary for publication or presentation. The reviewing Party shall have the right: to propose modifications to the proposed disclosure; to prohibit or delay the proposed disclosure for patent reasons, trade secret reasons or business reasons; or to request a reasonable delay in publication or presentation in order to protect patentable information. If the reviewing Party requests a delay, the publishing Party shall delay submission or presentation for a period of up to ninety (90) days to enable patent applications protecting each Party’s rights in such information to be filed. If the reviewing Party requests modifications to the proposed disclosure, the publishing Party shall edit the proposed disclosure pursuant to the reviewing Party’s request prior to its submission. If the reviewing Party prohibits publication, the publishing Party shall not publish the public presentation during the Term of this Agreement. With respect to any proposed abstracts, manuscripts or summaries for publication or presentation by investigators or other Third Parties, such materials shall be subject to review in accordance with the terms and conditions of the clinical trial agreement entered into by a Party with such Third Party; provided that such clinical trial agreement has been approved in writing in advance by the JSC in accordance with Section 8.1(d)(i) & (ii).

9.3. Public Disclosure.

(a) The terms and conditions of this Agreement are Confidential Information hereunder and, except as expressly set forth herein, the Parties shall not disclose any terms or conditions of this Agreement to any Third Party without first obtaining the written approval of the other Party prior to such disclosure. Additionally, the Parties shall not use any name or trademark of the other Party in any publicity without the prior written approval of the other Party. After the Execution Date, AVEO may issue one or more press releases, subject to the prior approval of Schering-Plough, such approval not to be unreasonably withheld, delayed or conditioned.

(b) Neither Party shall issue any additional press release or make any other public disclosure concerning this Agreement or the subject matter hereof without first following the approval procedure of this Section 9.3(b). The disclosing Party shall provide the other Party with a copy of the proposed release or public disclosure for review and comment as soon as reasonably practicable prior to the proposed disclosure date; provided that such right of review and comment shall only apply for the first time that specific information is to be disclosed, and shall not apply to the subsequent disclosure of the same specific information that has previously been approved for disclosure. The Party proposing to make the press release or other public disclosure shall give due consideration to any reasonable comments by the other Party relating to such proposed press release or other public disclosure. The principles to be observed by Schering-Plough and AVEO in press releases or other public disclosures with respect to this Agreement shall be: accuracy, compliance with applicable legal requirements and the requirements of confidentiality under Article IX. For the avoidance of doubt, either Party may issue such press releases as it determines, based on the reasonable advice of counsel, are reasonably necessary to comply with Law. It is understood, however, that except as provided in Section 9.3(c), or unless required by Law in the reasonable opinion of counsel, the Parties shall not disclose the specific financial terms and conditions of this Agreement, any plans, projections or forecasts for clinical trials, regulatory approval, marketing or Commercialization of Licensed Product or other non-factual or speculative information in any press release or other public disclosure. In addition, if a public disclosure is required by Law in the reasonable opinion of counsel, including without limitation in a filing with the United States Securities and Exchange Commission, the disclosing Party shall provide copies of the proposed disclosure in advance (as set forth herein) of such filing or other disclosure for the non-disclosing Party’s prior review and comment and shall give due consideration to any reasonable comments by the non-filing Party relating to such filing, including without limitation the provisions of this Agreement for which confidential treatment should be sought. In the event a Party believes that it is required by Law to make a disclosure under this Section 9.3(b) and the non-disclosing Party disagrees with such conclusion, the Parties shall, through their attorneys, discuss and seek to resolve such disagreement.

(c) Notwithstanding any other provisions to the contrary in this Article IX, each Party shall be entitled to disclose the terms (including the financial terms) of this Agreement to a Party’s or its Affiliates’ accountants and attorneys on the condition that such entities or persons agree to keep such terms confidential for the same time periods and to the same extent as such Party is required to keep such terms confidential. Subject to the prior written approval of Schering-Plough, not to be unreasonably withheld, AVEO may disclose the terms of this Agreement to its other professional financial advisors and any existing or potential bona fide acquirers, investors or lenders on the condition that such entities or persons agree to keep such terms confidential for the same time periods and to the same extent as AVEO is required to keep such terms confidential. For the sake of clarity, Schering-Plough may only withhold such approval if there is a good faith disagreement between the Parties over whether a Third Party to whom AVEO is proposing to make the disclosure satisfies the requirements of this Section 9.3(c).

ARTICLE X. REPRESENTATIONS,

WARRANTIES AND COVENANTS

10.1. AVEO’s Representations. AVEO hereby represents and warrants as of the Execution Date as follows:

(a) AVEO has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement has been duly and validly authorized and approved by proper corporate action on the part of AVEO. AVEO has taken all other action required by Law, its certificate of incorporation or by-laws or any agreement to which it is a party or by which it or its assets are bound, to authorize such execution, delivery and (subject to obtaining all necessary governmental approvals with respect to the continued Development of Licensed Products and subject to obtaining any necessary HSR Clearance) performance. Assuming due authorization, execution and delivery on the part of Schering-Plough, this Agreement constitutes a legal, valid and binding obligation of AVEO, enforceable against AVEO in accordance with its terms.

(b) The execution and delivery of this Agreement by AVEO and the performance by AVEO contemplated hereunder will not violate (subject to obtaining all necessary governmental approvals with respect to AVEO’s obligations under the Research Program and the Development Program and subject to obtaining any necessary HSR Clearance) any United States Law or, to AVEO’s knowledge, any Law of any Regulatory Authority outside the United States.

(c) Neither the execution and delivery of this Agreement nor the performance hereof by AVEO requires AVEO to obtain any permit, authorization or consent from any Regulatory Authority (subject to obtaining all necessary governmental approvals with respect to the continued Development of Licensed Products and subject to obtaining any necessary HSR Clearance) or from any other Person, and such execution, delivery and performance by AVEO will not result in the breach of or give rise to any termination of, rescission, renegotiation or acceleration under or trigger any other rights under any agreement or contract to which AVEO may be a party that relates to the AVEO Patent Rights or the AVEO Know-How, except any that would not, individually or in the aggregate, reasonably be expected to adversely affect Schering-Plough’s rights under this Agreement or the ability of AVEO to perform its obligations under this Agreement.

(d) Except with respect to patents and patent applications subject to the AVEO Third Party Agreements, AVEO is the legal and beneficial owner of all the AVEO Patent Rights identified on Exhibit B. Except as set forth in the [**], no other Person has any right, interest or claim in or to, and neither AVEO nor any of its Affiliates has entered into any agreement granting any right, interest or claim in or to, the AVEO Patent Rights or AVEO Know-How, including any lien, encumbrance, charge, security interest, mortgage or other similar restriction; provided, however, that AVEO makes no representation or warranty as to whether any Third Party has independently developed rights to scientific or technical information or related know-how or trade secrets. To AVEO’s knowledge, all assignments to AVEO of ownership rights relating to the AVEO Patent Rights owned by AVEO are valid and enforceable.

(e) Exhibit B is a complete and correct list of all AVEO Patent Rights in the Territory owned by or licensed to AVEO (and indicating which are owned and which are licensed) as of the Execution Date.

(f) AVEO has previously delivered to Schering-Plough copies of the AVEO Third Party Agreements and that those agreements are the only material agreements AVEO has with Third Parties regarding the discovery, humanization, supply and/or Manufacture of AVEO Molecules, none of which have been modified, supplemented or amended prior to the Execution Date.

(g) AVEO shall conduct, and shall use reasonable efforts to cause its contractors and consultants to conduct, all of its activities contemplated under this Agreement in accordance with all applicable Laws of the country in which such activities are conducted.

10.2. Schering-Plough’s Representations. Schering-Plough hereby represents and warrants as of the Execution Date as follows:

(a) Schering-Plough has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement has been duly and validly authorized and approved by proper corporate action on the part of Schering-Plough. Schering-Plough has taken all other action required by Law, its certificate of incorporation or by-laws or any agreement to which it is a party or by which it or its assets are bound to authorize such execution, delivery and (subject to obtaining all necessary governmental approvals with respect to the Development, Manufacture and Commercialization of Licensed Products and subject to obtaining any necessary HSR Clearance) performance. Assuming due authorization, execution and delivery on the part of AVEO, this Agreement constitutes a legal, valid and binding obligation of Schering-Plough, enforceable against Schering-Plough in accordance with its terms.

(b) The execution and delivery of this Agreement by Schering-Plough and the performance by Schering-Plough contemplated hereunder will not violate (subject to obtaining all necessary governmental approvals with respect to the continued Development, Manufacture and Commercialization of Licensed Products and subject to obtaining any necessary HSR Clearance) any United States Law or, to Schering-Plough’s knowledge, any Law of any Regulatory Authority outside the United States.

(c) Neither the execution and delivery of this Agreement nor the performance hereof by Schering-Plough requires Schering-Plough to obtain any permit, authorization or consent from any Regulatory Authority (subject to obtaining all necessary governmental approvals with respect to the continued Development, Manufacture and Commercialization of Licensed Products and subject to obtaining any necessary HSR Clearance) or from any other Person, and such execution, delivery and performance by Schering-Plough will not result in the breach of or give rise to any termination of, rescission, renegotiation or acceleration under or trigger any other rights under any agreement or contract to which Schering-Plough may be a party that relates to the Licensed Products, Schering-Plough Patent Rights or Schering-Plough Know-How, except any that would not, individually or in the aggregate, reasonably be expected to adversely affect AVEO’s rights under this Agreement or the ability of Schering-Plough to perform its obligations under this Agreement.

10.3. AVEO Covenant. For so long as Schering-Plough is fulfilling its obligations under Sections 4.1(f)(i) and 7.6(d) with respect to the [**], AVEO shall use Commercially Reasonable Efforts to maintain the [**] in good standing, and to not take any action (or omit or fail to take any action) that would result in a termination of the [**]. AVEO shall not amend, modify or supplement the [**] in any manner without the prior written consent of Schering-Plough, such consent not to be unreasonably withheld, delayed or conditioned. AVEO shall promptly notify Schering-Plough upon receipt by AVEO of any notice from [**] of any actual or alleged breach of the [**].

10.4. Schering-Plough Covenants. Schering-Plough shall conduct, and shall use reasonable efforts to cause its contractors and consultants to conduct, all of its activities contemplated under this Agreement in accordance with all applicable Laws of the country in which such activities are conducted.

10.5. No Debarment. Neither Party nor any of its Affiliates has been debarred or is subject to debarment and neither Party nor any of its Affiliates will use in any capacity, in connection with the Research, Development, Manufacture or Commercialization of any Licensed Product, Diagnostic Licensed Product or Veterinary Licensed Product any Person who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or who is the subject of a conviction described in such section. Each Party agrees to inform the other Party in writing immediately if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of such Party’s knowledge, is threatened, relating to the debarment or conviction of such Party or any Person used in any capacity by such Party or any of its Affiliates in connection with the Development, Manufacture or Commercialization of any Licensed Product, Diagnostic Licensed Product or Veterinary Licensed Product.

10.6. Material Transfer. In order to facilitate the Research Program and Joint Development Plans, either Party may provide to the other Party certain biological materials or chemical compounds including, but not limited to AVEO Molecules, receptors, assays, reagents and screens (collectively, “Materials”) owned by or licensed to the supplying Party (other than under this Agreement) for use by the other Party in furtherance of the Research Program and/or the Joint Development Plans. Except as otherwise provided under this Agreement, all such Materials delivered to the other Party shall, subject to the licenses granted the other Party pursuant to Article 6, remain the sole property of the supplying Party, shall be used only in furtherance of the Research Program and/or the Joint Development Plans, as applicable, and solely under the control of the other Party and/or its Affiliates, shall not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying Party, and shall not (without the prior written consent of the supplying Party) be used in research or testing involving human subjects. The Materials supplied under this Section 10.6 must be used with prudence and appropriate caution in any experimental work, since not all of their characteristics may be known. Each Party represents and warrants to the other that it has the right to provide the Materials to the other Party for the uses contemplated herein. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE X, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

10.7. No Warranty. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY HERETO MAKES ANY REPRESENTATION AND EXTENDS NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED. IN PARTICULAR, BUT WITHOUT LIMITATION, AVEO MAKES NO REPRESENTATION AND EXTENDS NO WARRANTY CONCERNING WHETHER AVEO MOLECULES ARE FIT FOR ANY PARTICULAR PURPOSE OR SAFE FOR HUMAN CONSUMPTION.

ARTICLE XI. INDEMNIFICATION

11.1. Indemnification in Favor of AVEO. Schering-Plough shall indemnify, defend and hold harmless the AVEO Parties (as hereinafter defined) from and against any and all Losses incurred, suffered, or sustained by any of the AVEO Parties arising out of, relating to or resulting from :

(a) any misrepresentation or breach of any representation, warranty, covenant or agreement made by Schering-Plough in this Agreement; or

(b) any violation of the FD&C Act or any similar foreign Law by Schering-Plough in connection with its performance under this Agreement; or

(c) any Third Party claim, action, suit, proceeding, liability or obligation (collectively, “Third Party Claims”) arising out of, relating to or resulting from:

(i) any misrepresentation or breach of any representation, warranty, covenant or agreement made by Schering-Plough in this Agreement; or

(ii) subject to Section 11.2(b)(ii), the Development, Manufacture, use or Commercialization of a Licensed Product by Schering-Plough, its Affiliates or Sublicensees, including all Third Party Claims involving death or bodily injury caused or allegedly caused by the use of a Licensed Product, and even if a Licensed Product is altered for use for a purpose not intended (any and all such Losses “Licensed Product Liability”); or

(iii) the negligence or willful misconduct of any of the Schering-Plough Parties (as hereinafter defined) in connection with Schering-Plough’s performance under this Agreement.

For purposes of this Article XI, “AVEO Parties” means AVEO, its Affiliates and their respective licensors, agents, directors, officers, employees and shareholders.

The indemnification obligations set forth in this Section 11.1 shall not apply to the extent that any Loss is the result of a breach of this Agreement by AVEO or, with respect to any indemnitee, the negligence or willful misconduct of such indemnitee.

11.2. Indemnification in Favor of Schering-Plough. AVEO shall indemnify, defend and hold harmless the Schering-Plough Parties from and against any and all Losses incurred, suffered or sustained by any of the Schering-Plough Parties or to which any of the Schering-Plough Parties becomes subject, arising out of, relating to or resulting from:

(a) any misrepresentation or breach of any representation, warranty, covenant or agreement made by AVEO in this Agreement; or

(b) any Third Party Claim arising out of, relating to or resulting from:

(i) any misrepresentation or breach of any representation, warranty, covenant or agreement made by AVEO in this Agreement; or

(ii) any violation of the FD&C Act or any similar foreign Law by AVEO in connection with its performance under this Agreement; or

(iii) in the event AVEO elects its Co-Promotion Option, the Commercialization of a Licensed Product by AVEO, its Affiliates or Sublicensees, including Third Party Claims involving death or bodily injury caused or allegedly caused by the use of a Licensed Product, and even if a Licensed Product is altered for use for a purpose not intended (any and all such Losses “Licensed Product Liability”); or

(iv) the failure of AVEO to comply with applicable Law in the Development activities performed pursuant to this Agreement; or

(v) the negligence or willful misconduct of any of the AVEO Parties in connection with AVEO’s performance of its obligations under this Agreement.

For purposes of this Article XI, “Schering-Plough Parties” means Schering-Plough, its Affiliates and their respective agents, directors, officers, employees and shareholders.

The indemnification obligations set forth in this Section 11.2 shall not apply to the extent that any Loss is the result of a breach of this Agreement by Schering-Plough or, with respect to any indemnitee, the negligence or willful misconduct of such indemnitee.

11.3. General Indemnification Procedures.

(a) If a Party or any of its Affiliates or their respective employees or agents (collectively, the “Indemnitee”) intends to claim indemnification under Section 11.2 or 11.3, the Indemnitee shall promptly notify the other Party (the “Indemnitor”) of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings. The Indemnitor shall have the right to settle or compromise any claims for which it is providing indemnification under this Section 11.3; provided that the consent of the Indemnitee (which shall not be unreasonably withheld or delayed) shall be required in the event any such settlement or compromise would adversely affect the interests of the Indemnitee. The indemnity agreement in this Section 11.3 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to the Indemnitor’s ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section 11.3 resulting from such failure, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Section 11.3. The Indemnitee under this Section 11.3, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

11.4. Insurance. Each Party shall maintain appropriate product liability insurance (and/or self-insurance) with respect to its Research, Development, Manufacture and Commercialization activities hereunder in such amount as such Party customarily maintains with respect to its other products. Each Party shall maintain such insurance for so long as it continues to conduct such activities hereunder, and thereafter for so long as such Party customarily maintains insurance with respect to sales of its other products.

11.5. Exclusive Remedy. The Parties agree and acknowledge that the provisions of this Article XI represent the Indemnified Party’s exclusive recourse with respect to any Losses for which indemnification is provided to the Indemnified Party under this Article XI.

ARTICLE XII. TERM AND TERMINATION

12.1. Term. The term of this Agreement (the “Term”) shall, unless earlier terminated as provided in this Article XII, shall continue in full force and effect, on a country-by-country and Licensed Product-by-Licensed Product basis until there is no remaining royalty obligation in such country with respect to such Licensed Product, at which time this Agreement shall expire in its entirety with respect to such Licensed Product in such country. The Term shall expire on the date the Agreement has expired with respect to all Licensed Products in all countries in the Territory.

12.2. Termination Due to Passage of Time. Either Party may terminate this Agreement effective upon notice to the other Party if the HSR Clearance Date shall not have occurred on or prior to the date one hundred and twenty (120) days after the Parties make their respective HSR Filings pursuant to Section 14.1. If this Agreement is terminated pursuant to this Section 12.2, then this Agreement, including Section 12.10 of this Agreement, shall terminate; provided, however, that the Confidentiality Agreement and the AVEO/SP Material Transfer Agreement shall remain in full force and effect notwithstanding any termination of this Agreement pursuant to this Section 12.2.

12.3. Schering-Plough Termination at Will. Schering-Plough shall have the right to terminate this Agreement upon ninety (90) days written notice to AVEO.

12.4. Termination for Cause. In the event of a Material Breach of this Agreement by a Party, the other Party may give the Party in default written notice requiring it to cure such default. “Material Breach” shall mean a failure by a Party to perform one or more of its obligations under this Agreement that, if not cured within the applicable cure period, is likely to cause material harm to the other Party. Without limiting the generality of the foregoing, such material harm shall be deemed to have occurred if the breach causes or is likely to cause a material adverse effect on the global commercial value of a Licensed Product and to materially impair the ability of the non-breaching Party to realize the reasonably anticipated benefits of the global commercialization of a Licensed Product. If such Material Breach is not cured within [**] days after receipt of such notice (or within [**] days in the case of a payment breach), the notifying Party shall be entitled (without prejudice to any of its other rights conferred on it by this Agreement or under applicable Law) to terminate this Agreement (or such rights and obligations as are set forth in Section 12.8(b)) by giving written notice to the defaulting Party, with such termination to take effect immediately. Notwithstanding the foregoing, if the Material Breach relates only to a specific Licensed Product in a specific country or group of countries then any termination pursuant to this Section 12.4 shall apply only to the affected Licensed Product or countries. Termination of this Agreement pursuant to this Section 12.4 shall automatically be stayed pending the outcome of any dispute resolution proceedings initiated pursuant to Article XIII that relate to the subject matter of such termination. The right of either Party to terminate this Agreement as set forth in this Section 12.4 shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default. If AVEO terminates this Agreement under this Section 12.4, then the consequences set forth in Section 12.6 shall apply for each affected Licensed Product and in each affected country. If Schering-Plough terminates this Agreement under this Section 12.4, then the consequences set forth in Section 12.8 shall apply.

12.5. Termination for Insolvency. This Agreement (or such rights and obligations as are set forth in Section 12.8(b)) may be terminated by a Party upon written notice to the other Party if (a) the other Party shall make an assignment for the benefit of its creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets, or shall commence any proceeding under any bankruptcy, reorganization, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (b) if there shall have been filed against the other Party any such bona fide petition or application, or any such proceeding shall have been commenced against it, in which an order for relief is entered or that remains undismissed or unstayed for a period of ninety (90) days or more; or (c) if the other Party by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or any substantial part of its assets, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged or unstayed for a period of ninety (90) days or more; or

(d) anything analogous to any of the foregoing occurs in any applicable jurisdiction. Termination shall be effective upon the date specified in such notice. If AVEO terminates this Agreement under this Section 12.5, then the provisions of Section 12.6 shall apply. If Schering-Plough terminates this Agreement under this Section 12.5, then the provisions of Section 12.8(b) shall apply.

12.6. Consequences of Certain Terminations by the Parties. If this Agreement is terminated by Schering-Plough under Section 12.3 or in its entirety by AVEO under Section 12.4 or 12.5, then the licenses granted to Schering-Plough in Section 6.1 shall terminate, and Schering-Plough shall grant AVEO any combination of the following, as elected by AVEO, that are controlled by Schering-Plough as of the effective date of termination:

(a) Regulatory Matters. Ownership of all regulatory filings and Regulatory Approvals for the Licensed Products, including correspondence with Regulatory Authorities regarding the Licensed Products, and provide copies thereof;

(b) Pre-clinical and Clinical Matters. Ownership of that pre-clinical and clinical data, including pharmacology and biology data, in Schering-Plough’s possession or control that is necessary for the Development, Manufacture, or Commercialization of the Licensed Products existing as of the effective date of termination;

(c) Manufacturing Matters. At AVEO’s option, to be exercised no later than the later of [**] days after the effective date of termination or [**] days after AVEO’s receipt of the applicable manufacturing agreements referenced below (subject to any applicable confidentiality restrictions), Schering-Plough shall be responsible for:

(i) assignment to AVEO of each manufacturing agreement specific to Licensed Products, if such agreement is then in effect and such assignment is permitted under such agreement or by the applicable Third Party; provided that Schering-Plough shall have no obligation to pay any compensation to the Third Party to effectuate such agreement; AVEO shall assume all of Schering-Plough’s rights and obligations under such agreement, including paying any and all royalties, fees and other consideration due such Third Party under such agreement; Schering-Plough shall be released, to the extent the applicable Third Party will permit such release, from any obligation arising out of such manufacturing agreement following such assignment; and AVEO shall execute such documentation reasonably satisfactory to Schering-Plough to effectuate such agreement;

(ii) reasonable cooperation with AVEO to transfer copies of those manufacturing documents and materials, at AVEO’s cost and expense, that are used (at the time of the termination) by Schering-Plough in the Manufacture of Licensed Products to the extent such manufacturing documents and materials are not obtained by AVEO pursuant to Section 12.6(c)(i);

(iii) for a period of up to [**] months following the effective date of termination, reasonably cooperate with AVEO to transfer Manufacturing technologies which are used (at the time of the termination) and Controlled by Schering-Plough in the Manufacture of Licensed Products, provided that AVEO shall reimburse Schering-Plough for Schering-Plough’s reasonable FTE costs and out-of-pocket expenses necessary to provide such requested assistance, to the extent such Manufacturing technologies are not obtained by AVEO pursuant to the assignment of agreements pursuant to Section 12.6(c)(i);

(iv) sale of Schering-Plough’s then existing inventory of Licensed Products to AVEO, at Schering-Plough’s standard costs of goods sold for such Licensed Product, plus a markup of [**] percent ([**]%); and

(v) if, as of the effective date of termination, Schering-Plough or an Affiliate is engaged in the Manufacture of Licensed Product that is in clinical Development or is being Commercialized, then Schering-Plough or its Affiliate shall use Commercially Reasonable Efforts to Manufacture and supply AVEO’s requirements for the Licensed Product until the earlier of (a) such time as AVEO can secure an alternative Manufacturing source reasonably satisfactory to AVEO, or (b) [**] months from the effective date of such termination. All Licensed Product supplied to AVEO by Schering-Plough under this Section shall be supplied at a price equal to Schering-Plough’s standard costs of goods sold for such Licensed Product, plus a markup of [**] percent ([**]%).

(d) License Grant. At AVEO’s option, to be exercised no later than [**] days after the effective date of termination, Schering-Plough shall grant AVEO an exclusive, worldwide license, with the right to grant sublicenses, under any Schering-Plough Intellectual Property existing as of the effective date of termination that relates to any Licensed Product in Development or being Commercialized under this Agreement, solely to make, have made, use, sell, offer for sale and import such Licensed Product in the Field in the Territory, provided that such license is only for the specific Licensed Product that is in clinical Development or is being Manufactured or Commercialized by Schering-Plough or its Affiliates as of the effective date of termination.

(e) License of Trademark. Schering-Plough shall grant to AVEO an exclusive, worldwide license to any trademark used solely in connection with the applicable Licensed Products as of the effective date of termination; provided that (i) Schering-Plough shall not be obliged to license any trademarks, trade names or trade dress that include the word “Schering” or the name of any other Schering-Plough Affiliate, or any other words or marks used in connection with other drug products sold by Schering-Plough or its Affiliates; (ii) any good faith failure by Schering-Plough to provide immaterial data, information, reports, records, correspondence or other materials to AVEO shall not be a breach of Schering-Plough’s obligations under this Section 12.6(e); and (iii) in no event shall Schering-Plough be required to retain any obligations or liabilities under agreements assigned to AVEO pursuant to this Section 12.6(e) except for those arising prior to the date of assignment of such agreements and those from which the applicable Third Party will not release Schering-Plough.

(f) Assignment of Certain Agreements. At AVEO’s option, within [**] days of the effective date of termination, Schering-Plough shall assign to AVEO, and AVEO shall assume, all of Schering-Plough’s rights and obligations under the AVEO Third Party Agreements assigned to Schering-Plough pursuant to Section 4.7(b). Each of AVEO and Schering-Plough hereby agree to execute all documents and reasonably cooperate with each other in order to effectuate the foregoing.

(g) In partial consideration for the licenses granted to AVEO pursuant to Section 12.6(c), (d) and (e), AVEO shall pay to Schering-Plough, on a country-by-country basis, royalties on the Net Sales of any Licensed Product sold by AVEO, its Affiliates or sublicensees. The applicable royalty rate shall be based on the stage of Development of the Licensed Product as of the effective date of termination and shall be determined as follows:

(i) if the effective date of termination is prior to initiation of the first Pivotal Trial for a Licensed Product, no royalty shall be due;

(ii) if the effective date of termination is after initiation of the first Pivotal Trial for a Licensed Product, but before Regulatory Approval for a Licensed Product, the royalty rate shall be [**] percent ([**]%) of what Schering-Plough would have had to pay AVEO under Section 7.6(a) if it was selling the Licensed Product; and

(iii) if the effective date of termination is after Regulatory Approval for a Licensed Product, the royalty rate shall be the full royalty rate set forth in Section 7.6(a);

provided, however, in the event this Agreement is terminated by AVEO pursuant to Section 12.4, the royalties payable by AVEO pursuant to this Section 12.6(g) (ii) and (iii) shall be at a rate which is [**] percent ([**]%) of the rate that would otherwise be applicable under this Section. Any royalties payable pursuant to this Section shall be payable for a period from the First Commercial Sale of the Licensed Product by AVEO, its Affiliates or sublicenses in the applicable country until the later of (x) expiration of the last to expire Valid Claim of an AVEO Patent Right, a Joint Patent Right or a Schering-Plough Patent Right Covering such Licensed Product or (y) the expiration of any marketing exclusivity for such Licensed Product in such country. The provisions of Sections 7.6 and 7.10(b) shall apply to the payment of royalties under this Section.

(h) In the event a termination by AVEO under Section 12.4 is only for a specific country or group of countries, the provisions of this Section 12.6 shall be modified as follows:

(i) the provisions of Section 12.6(c) concerning manufacturing shall not be applicable;

(ii) AVEO shall obtain only that data, licenses and other rights reasonably necessary for the Commercialization of Licensed Product in such country or group of countries;

(iii) Schering-Plough shall supply AVEO’s requirements f or the sale of Licensed Product in such country or group of countries at its standard costs of goods sold plus [**] percent ([**]%) under the terms and conditions of a supply agreement to be negotiated in good faith by the Parties; and

(iv) the Parties shall work together to fulfill all requirements under applicable Laws for the Commercialization of Licensed Product, such as adverse event reporting.

12.7. Payment of Balance of Quarterly Research Fees.

(a) If AVEO terminates this Agreement during the Research Program Term pursuant to Section 12.4 or 12.5, then AVEO shall retain all Quarterly Research Fees paid by Schering-Plough prior to the effective date of such termination.

(b) If Schering-Plough terminates this Agreement during the Research Program Term pursuant to Section 12.3, 12.4 or 12.5, then AVEO shall retain all quarterly Research Fees paid by Schering-Plough prior to the effective date of such termination.

12.8. Consequences of Certain Terminations by Schering-Plough.

(a) In the event Schering-Plough terminates this Agreement pursuant to Section 12.4, then (i) AVEO’s rights under the licenses granted to it pursuant to Section 6.2 and its retained rights under Section 6.1(f) shall terminate; (ii) Schering-Plough’s license rights under Section 6.1 shall survive termination; (iii) AVEO shall promptly terminate any work that it is doing under this Agreement and Schering-Plough shall not owe AVEO any further payments for Research and Development work done after the effective date of termination; (iv) AVEO shall promptly transfer to Schering-Plough all documents and materials in its possession that are necessary or reasonably useful for the Research, Development and/or Commercialization of Licensed Products; and (v) all milestone and royalty payments set forth in Sections 7.5 and 7.6 shall be reduced by [**] percent ([**]%) and shall be payable to AVEO.

(b) In the event Schering-Plough terminates this Agreement pursuant to Section 12.5, then (i) AVEO’s rights under the licenses granted to it pursuant to Section 6.2 and its retained rights under Section 6.1(f) shall terminate; (ii) Schering-Plough’s license rights under Section 6.1 shall survive termination; (iii) AVEO shall promptly terminate any work that it is doing under this Agreement and Schering-Plough shall not owe AVEO any further payments for Research and Development work done after the effective date of termination; (iv) AVEO shall promptly transfer to Schering-Plough all documents and materials in its possession that are necessary or reasonably useful for the Research, Development and/or Commercialization of Licensed Products; and (v) the full milestone and royalty payments due under Sections 7.5 and 7.6 shall be payable to AVEO or its successor-in-interest.

12.9. Effect of Termination and Expiration; Accrued Rights and Obligations. Termination of this Agreement for any reason shall not release either Party from any liability that, at the time of such termination, has already accrued or that is attributable to a period prior to such termination (including payment obligations accrued prior to the effective date of termination pursuant to Article IV and/or Article VII) nor preclude either Party from pursuing any right or remedy it may have hereunder or at Law or in equity with respect to any breach of this Agreement. It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching Party may be entitled to seek injunctive relief as a remedy for any such breach.

12.10. Survival. The rights and obligations set forth in this Agreement shall extend beyond the Term or termination of this Agreement only to the extent expressly provided for in this Agreement or to the extent required to give effect to a termination of this Agreement or the consequences of a termination of this Agreement as expressly provided for in this Agreement. Without limiting the generality of the foregoing, it is agreed that the provisions of Sections 6.4, 6.5, 7.9 – 7.16, 8.1, 8.2(b), 12.6 – 12.10, 15.1 – 15.3, 15.15, 15.16, and Articles I, IX, XI, XII and XIII shall survive expiration or termination of this Agreement for any reason.

ARTICLE XIII. DISPUTE RESOLUTION FOR

NON-JSC MATTERS

13.1. Informal Resolution. In the event of any controversy or claim arising out of or relating to this Agreement, or the rights or obligations of the Parties hereunder, other than those to be resolved by the JSC, either Party may initiate informal dispute resolution by sending written notice of the dispute to the other Party . With thirty (30) days after receipt of such notice appropriate representatives of the Parties shall meet for attempted resolution by good faith negotiation. If such representatives are unable to promptly resolve such disputed matter within said thirty (30) days, either Party may refer the matter by written notice to the President of the Schering-Plough Research Institute division of Schering Corporation (or the President of Global Pharmaceutical Business if the dispute concerns Commercialization) and the Chief Executive Officer of AVEO for discussion and resolution of such dispute within thirty (30) days after such written notice (or such longer period of time as the Parties may mutually agree).

13.2. Arbitration.

(a) If such representatives are unable to resolve such dispute within thirty (30) days after such written notice, either Party may initiate arbitration proceedings in accordance with the provisions of this Section 13.2 by a panel of three (3) arbitrators. The arbitration proceeding shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) with such proceedings to be held in New York, New York. In all cases, the arbitration proceedings shall be conducted in the English language, and all documents that are submitted in the proceeding shall be in the English language. Judgment upon the award rendered by arbitration may be issued and enforced by any court having competent jurisdiction.

(b) Injunctive Relief. By agreeing to arbitration, the Parties do not intend to deprive any competent court of such court’s jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings, on the one hand, and the enforcement of any award or judgment on the other hand. Without prejudice to such provisional remedies in aid of arbitration as may be available under the jurisdiction of a national court, the arbitration panel shall have full authority to grant provisional remedies and to award damages for failure of any Party to respect the court of arbitration’s order to that effect.

(c) The expenses of any arbitration, including expenses of counsel and other experts, shall be borne by the Parties in proportion as to which each Party prevails or is defeated in arbitration, as determined by the arbitrators.

ARTICLE XIV. HSR MATTERS

14.1. HSR Filings. Each of AVEO and Schering-Plough shall as promptly as practicable file any HSR Filing required of it under the HSR Act with respect to the transactions contemplated by this Agreement, and shall seek early termination of the waiting period unless otherwise mutually agreed by the Parties. The Parties shall cooperate with one another to the extent necessary in the preparation of any HSR Filing required to be filed under the HSR Act. Each Party shall be responsible for its own costs and expenses associated with any HSR Filing, it being understood that Schering-Plough shall be responsible for all filing fees required in connection with any HSR Filing.

14.2. HSR Cooperation; Further Assurances. AVEO and Schering-Plough shall, and shall cause each of their respective Affiliates to, cooperate and use their respective commercially reasonable efforts to obtain any HSR Clearance required for the consummation of the transactions contemplated under this Agreement and to respond to any governmental request for information under the HSR Act. The Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted by or on behalf of either Party in connection with proceedings under or relating to the HSR Act. Notwithstanding anything in this Agreement to the contrary, neither Party shall be obligated in any way to (a) sell, transfer or otherwise dispose of (including by way of any “hold separate” or similar arrangement) any asset or product or business, (b) terminate any contractual relationship, or (c) amend, terminate or otherwise modify any license or other intellectual property agreement, in order to obtain HSR Clearance with respect to the transactions contemplated by this Agreement.

ARTICLE XV. MISCELLANEOUS

15.1. Governing Law. This Agreement and any dispute arising from the performance or breach of this Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to its conflicts of laws rules.

15.2. Waiver. Waiver by a Party of a breach hereunder by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision. No delay or omission by a Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder shall operate as a waiver of any right, power or privilege by such Party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.

15.3. Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address specified in this Section 15.3 and shall be: (a) delivered personally; (b) sent by registered or certified mail, return receipt requested, postage prepaid; (c) sent via a reputable nationwide overnight courier service; or (d) sent by facsimile transmission with a confirmation copy sent by regular mail. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) Business Day after it is sent via a reputable nationwide overnight courier service, or when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is on a Business Day; otherwise, on the next Business Day following such transmission).

Notices to Schering-Plough shall be addressed to:

Schering-Plough Research Institute

2015 Galloping Hill Road

Kenilworth, New Jersey 07033

Attention: Discovery Collaborations & Technology

Facsimile: 908-740-7164

With a copy to:

Schering-Plough Corporation

2000 Galloping Hill Road

K-6-1 (1800)

Kenilworth, New Jersey 07033

Attention: Staff Vice President, Research Contracting

Facsimile: 908-298-2739

Schering Corporation

2000 Galloping Hill Road

Kenilworth, New Jersey 07033

Attn: Senior Vice President, Global Licensing

Facsimile: 908-298-7366

Notices to AVEO shall be addressed to:

AVEO Pharmaceuticals, Inc.

75 Sidney Street, 4th Floor

Cambridge, MA 02139

Attention: Chief Business Officer

Facsimile: 617-995-4995

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention: Steven D. Singer, Esq.

Facsimile: (617) 526-5000

Either Party may change its address by giving notice to the other Party in the manner provided above.

15.4. Entire Agreement. This Agreement (including Exhibits and Schedules) contains the complete understanding of the Parties with respect to the Development, Manufacture and Commercialization of Licensed Products and supersedes all prior understandings and writings relating to such subject matter. In particular, and without limitation, it supersedes and replaces the Confidentiality Agreements, the AVEO/SP Material Transfer Agreement and any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Execution Date. No amendment change or addition to this Agreement will be effective or binding on either Party unless reduced to writing and duly executed on behalf of both Parties.

15.5. Headings. Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

15.6. Severability. If any provision of this Agreement is held unenforceable by a court or tribunal of competent jurisdiction because it is invalid or conflicts with any Law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected. In such event, the Parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose.

15.7. Registration and Filing of the Agreement. To the extent a Party determines in good faith that it is required by applicable Law to publicly file, register or notify this Agreement with a Regulatory Authority, including public filings pursuant to securities Laws, it shall provide the proposed redacted form of the Agreement to the other Party a reasonable amount of time, not less than five (5) Business Days, prior to filing for the other Party to review such draft and propose changes to such proposed redactions. The Party making such filing, registration or notification shall incorporate any proposed changes timely requested by the other Party, absent a substantial reason to the contrary, and shall use commercially reasonable efforts to seek confidential treatment for any terms that the other Party timely requests be kept confidential, to the extent such confidential treatment is reasonably available consistent with applicable Law. Each Party shall be responsible for its own legal and other external costs in connection with any such filing, registration or notification.

15.8. Assignment. Either Party may assign this Agreement to an Affiliate of such Party without the prior written consent of the other Party; provided, that such Party provides the other Party with written notice of such assignment and remains fully liable for the performance of such Party’s obligations hereunder by such Affiliate. Further, each Party may assign this Agreement, without the prior written consent of the other Party, to its successor in interest by way of merger, acquisition, or sale of all or substantially all of its assets to which this Agreement relates; provided, that such Party provides the other Party with written notice of such assignment; and provided further, if the Third Party that acquires or controls AVEO or AVEO’s assets, as the case may be, following such a transaction is a Major Pharmaceutical Company (as defined below), then, upon written notice by Schering-Plough, AVEO’s Co-Promotion Option pursuant to Section 5.2 and the provisions of Article 5 of this Agreement (other than Schering-Plough’s obligation to use Commercially Reasonable Efforts to Commercialize Licensed Product in the Major Markets) shall terminate immediately.

Any other assignment of this Agreement by a Party requires the prior written consent of the other Party. Any assignment in violation of this Section 15.8 shall be null and void. This Agreement shall be binding on and shall inure to the benefit of the permitted successors and assigns of the Parties hereto. Notwithstanding the foregoing, in the event that a Party assigns this Agreement to its successor in interest by way of merger, acquisition, or sale of all or substantially all of its assets to which this Agreement relates, the intellectual property rights of such successor in interest, and of any of its Affiliates as of just prior to such assignment, as existing immediately prior to the closing of such transaction, shall be automatically excluded from the rights licensed to the non-assigning Party under this Agreement. For purposes of this Section 15.8, “Major Pharmaceutical Company” means a Third Party company (including a pharmaceutical or biotech company or a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934; but excluding Schering-Plough and any Affiliates of the Parties) whose worldwide net sales (or reported equivalent) of human pharmaceutical products in the most recently completed fiscal year for which audited financial statements are publicly available exceed [**] US Dollars or whose net sales in the US of human pharmaceutical products in the most recently completed fiscal year for which audited financial statements are publicly available exceed [**] US Dollars, as reported in such financial statements, or if not publicly available as provided by AVEO.

15.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

15.10. Force Majeure. No Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and no Party shall be deemed in breach of its obligations, if such failure or delay is due to a natural disaster, explosion, fire, flood, tornadoes, thunderstorms, earthquake, war, terrorism, riots, embargo, losses or shortages of power, labor stoppage, substance or material shortages, damage to or loss of product in transit, events caused by reason of Laws of any Regulatory Authority, events caused by acts or omissions of a Third Party, or any other cause reasonably beyond the control of such Party.

15.11. Non-Solicitation of Employees. During the Research Program Term, neither Party shall directly recruit or solicit any employee of the other Party, who is then a current employee of the other Party, with whom such Party has come into contact or interacted with for the purpose of performing this Agreement, without the prior consent of the other Party, except pursuant to general solicitations not targeted specifically at such employees or in response to unsolicited employment inquiries by such employees.

15.12. Third-Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party other than an indemnitee under Article XI. No such Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party.

15.13. Relationship of the Parties. Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other, except as expressly provided in this Agreement. Neither Party shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee compensation or benefits of the other Party’s employees, other than as provided in Section 3.2(a). No employee or representative of a Party shall have any authority to bind or obligate the other Party for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said other Party’s approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, the legal relationship under this Agreement of each Party to the other Party shall be that of independent contractor. Nothing in this Agreement shall be construed to establish a relationship of partners or joint venturers between the Parties.

15.14. Performance by Affiliates. To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations.

15.15. Construction. Each Party acknowledges that it has been advised by counsel during the course of negotiation of this Agreement, and, therefore, that this Agreement shall be interpreted without regard to any presumption or rule requiring construction against the Party causing this Agreement to be drafted. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit shall be deemed to be a reference to any Article, Section, subsection, paragraph, clause, Schedule or Exhibit, of or to, as the case may be, this Agreement. Except where the context otherwise requires, (a) wherever used, the use of any gender will be applicable to all genders, (b) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified, (c) any reference to any Laws refers to such Laws as from time to time enacted, repealed or amended, and (d) the words “herein”, “hereof” and hereunder” refer to this Agreement in its entirety and not to any particular provision hereof.

15.16. No Consequential or Punitive Damages. NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 15.16 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS AGREEMENT WITH RESPECT TO THIRD PARTY CLAIMS, OR WITH RESPECT TO THE INFRINGEMENT OR MISAPPROPRIATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS OR CONFIDENTIAL INFORMATION.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have set their hand as of the Execution Date.

AVEO PHARMACEUTICALS, INC.		SCHERING CORPORATION, acting through its Schering-Plough Research Institute division

By:	/s/ Tuan Ha-Ngoc	By:	/s/ E. Moore
Title:	CEO	Title:	VP & Treasurer

EXHIBIT A

AVEO MOLECULES

AV-299

he2B8-4

[**]

Exh. A-1

EXHIBIT B

AVEO PATENT RIGHTS

Docket Number	Serial No.	Filing Date

[**]	[**]	[**]

[**]	[**]	[**]

[**]	[**]	[**]

Exh. B-1

EXHIBIT C

TERMS OF THE CO-PROMOTION AGREEMENT

1.	General. AVEO shall perform [**] percent ([**]%), [**] percent ([**]%) or [**] percent ([**]%) (the “Applicable Percentage”, as defined in Section 5.2(b)) of the sales effort for the Co-Promotion Indication, such level to be specified in AVEO’s notice of exercise of the Co-Promotion Option. Based on the Applicable Percentage, the Co-Promotion Agreement shall be structured to reflect the following:

•

The allocation of details for the Co-Promotion Indication will be reasonably allocated between the Parties, taking into consideration prescribing levels, target audience for the Co-Promotion Indication, geographic territory, centers of excellence and other considerations as decided by the JCC. In all cases the Parties agree that the allocation of the details should be done in a manner to minimize any duplication of effort by the Parties. [**].

•

Each year Schering-Plough may increase or decrease the overall sales force effort for the Licensed Product for the Co-Promotion Indication. If Schering-Plough increases such sales force efforts, AVEO shall have the right, but not the obligation, to increase its total sales force efforts within [**] days of receipt of notice from Schering-Plough in order to maintain its Applicable Percentage, provided that if AVEO does not increase its total sales force efforts, its Applicable Percentage shall be reduced to reflect the level of sales efforts maintained by AVEO. If Schering-Plough decreases such sales force efforts, AVEO shall adjust its sales force efforts to perform its Applicable Percentage unless Schering-Plough agrees otherwise.

•	Schering-Plough will compensate AVEO for co-promoting the Licensed Product [**].

•

AVEO shall employ its expertise, best professional judgment and, where applicable, its working relationships with the target audience and other physician specialties, as applicable, to ensure that AVEO’s sales force used for the promotion of the Licensed Product (the “AVEO Sales Force”) details the Licensed Products in a manner aimed at maximum appropriate prescription generation. In connection with AVEO’s management of the AVEO Sales Force, AVEO shall designate its own full-time employee as a senior director of sales (or functional equivalent), who shall be AVEO’s primary contact with Schering-Plough relating to the AVEO Sales Force.

•	[**].

•

Hiring Criteria. AVEO shall ensure that each member of the AVEO Sales Force meets an agreed upon Hiring Criteria throughout the term of the Co-Promotion Agreement, provided such hiring criteria is no more stringent than Schering-Plough’s hiring criteria for its own sale force for the Licensed Product. Hiring Criteria shall mean that (i) at least [**] percent ([**])% of the Sales Force shall have [**] or more years of experience in promoting prescription pharmaceutical products, of which [**] must have been spent promoting to hospitals and specialty care physicians; and (ii) at least [**] percent ([**])% of the Sales Force shall have at least [**] of experience in promoting prescription pharmaceutical oncology products.

Exh. C-1

2.	Non-Compete. During the term of the Co-Promotion Agreement, AVEO may not market, promote, or otherwise sell another pharmaceutical product in the United States that could reasonably be substituted for the Licensed Product for the treatment of Co-Promotion Indication.

3.	Incentive Program. AVEO shall provide, at AVEO’s cost, the AVEO Sales Force with an incentive or bonus plan in connection with the promotion of the Licensed Product. Prior to implementation, AVEO shall provide a copy of such incentive or bonus plan to Schering-Plough for its review and approval, such approval not be unreasonably withheld, conditioned or delayed.

4.	Penalty. The Co-Promotion Agreement shall contain a reasonable and appropriate penalty provision if AVEO fails to satisfy [**] percent ([**]%) of its detailing obligations to its target audience in any Calendar Year. For example, if AVEO only performs [**] percent ([**]%) of its detailing obligations for any Calendar Year, Schering-Plough shall only be required to pay AVEO for [**] percent ([**]%) of its actual details during that Calendar Year.

5.

AVEO’s Ability to Terminate. AVEO may not terminate the Co-Promotion Agreement until after the first (1st) anniversary of the launch of the Licensed Product in the Co-Promotion Indication in the United States, and at any time thereafter AVEO may terminate the Co-Promotion Agreement upon three (3) months prior written notice to Schering-Plough.

6.	Schering-Plough’s Ability to Terminate. During the initial seven (7) year term of the Co-Promotion Agreement, if AVEO (directly or indirectly) initiates or supports a Phase II or Phase III clinical trial for a product for the treatment of the Co-Promotion Indication, Schering-Plough shall have the right to give notice of termination of the Co-Promotion Agreement. Such notice will not be effective unless the results of the study meet the study’s primary end point. Once such notice is effective, all current and future Co-Promotion activities (or options to Co-Promote) will terminated. For the avoidance of doubt, if AVEO has initiated a Phase II/Phase III clinical trial for a product for the treatment of the Co-Promotion Indication and it has not yet exercised its Co-Promotion Option, such option will be terminated.

7.	Promotional Materials and Samples.

•

Schering-Plough will provide to AVEO, at Schering-Plough’s expense, reasonable quantities of promotional materials and product samples and/or sample vouchers for the Licensed Product to support AVEO’s co-promotion activities (it being understood that the Co-Promotion Agreement also will describe the manner in which the Parties will be presented and described to the medical community in any promotional materials as permitted by applicable law and the labeling for the

Exh. C-2

Licensed Product). AVEO shall not, and shall ensure that the AVEO Sales Force does not, make any changes to the promotional materials. AVEO shall be responsible for the costs of returning or destroying any unused product samples and/or sample vouchers and promotional materials for the Licensed Product.

•

Prior to receiving any samples from Schering-Plough, AVEO must provide Schering-Plough with copies of AVEO’s sampling procedures and policies for Schering-Plough’s review and approval, such approval not to be unreasonably withheld or delayed. If AVEO desires to change its sampling procedures and policies, AVEO shall give Schering-Plough a revised draft of its sampling procedures and policies, and Schering-Plough shall have thirty (30) days to review and approve or reject such proposed changes. AVEO shall not implement such proposed changes to its sampling procedures and policies until it has received Schering-Plough’s prior written approval, such approval not to be unreasonably withheld or delayed.

8.	Training and Related AVEO Sales Force Issues. During the term of the Co-Promotion Agreement, AVEO shall use its Commercially Reasonable Efforts to minimize turnover within the AVEO Sales Force and fill any vacancies in the AVEO Sales Force as soon as reasonably practicable.

•

Schering-Plough may participate, at its option and cost, in AVEO’s training programs to promote a consistent, focused promotional strategy. At Schering-Plough’s reasonable request, AVEO may participate in Schering-Plough’s sales meetings for the Licensed Product.

•

AVEO shall be responsible (at its own expense) for establishing training (other than the initial “train-the-trainer” training provided by Schering-Plough), supervising and maintaining the AVEO Sales Force. Schering-Plough shall train AVEO’s sales managers and trainers (i.e., “train-the-trainer”) at Schering-Plough’s cost and expense.

•	AVEO will [**] related to the Licensed Product [**] provided that [**] to the extent [**] (as defined below).

•	At AVEO’s reasonable request, Schering-Plough shall advise AVEO on sales force strategy and promotional activities in assisting the development of AVEO’s co-promotion efforts.

•

AVEO shall provide Schering-Plough with copies of any written communications or transcripts of any verbal communications that are disseminated nationally by AVEO to the AVEO Sales Force for the Licensed Product. Schering-Plough shall provide AVEO with copies of communications to Schering-Plough’s Sales Force to the extent that such communications relate to compliance or safety issues and would be reasonably required by AVEO to appropriately promote the Licensed Product.

Exh. C-3

9.	Compliance. AVEO shall comply and ensure that its employees and the AVEO Sales Force comply with all applicable laws, rules, regulations and guidelines in connection with the performance by AVEO of its obligations under the Co-Promotion Agreement, including, without limitation, the statutes, regulations and written directives of the FDA, including the FD&C Act, the Prescription Drug Marketing Act, the Federal Health Care Programs Anti-Kickback Law, 42 U.S.C. 1320a-7b(b), the statutes, regulations and written directives of Medicare, Medicaid and all other health care programs, as defined in 42 U.S.C. § 1320a-7b(f), the Pharmaceutical Research and Manufacturers of America (“PhRMA”) Code of Pharmaceutical Marketing Practices (the “PhRMA Code”), the American Medical Association (“AMA”) Guidelines on Gifts to Physicians from Industry (the “AMA Guidelines”), Schering-Plough’s Standards of Global Business Practices (to the extent applicable) and Schering-Plough’s U.S. Sales and Marketing Policy (to the extent applicable), each as may be amended from time to time. Schering-Plough will provide AVEO with access to or a copy of the foregoing Schering-Plough practices and policies.

10.	Screening. Prior to the launch of the Licensed Product, AVEO will screen the AVEO Sales Force or other employees directly involved in the performance of AVEO’s obligations under the Co-Promotion Agreement to determine whether: (i) any have been debarred under the FD&C Act, or (ii) any are excluded, debarred, suspended, or otherwise ineligible to participate in the Federal health care programs or in Federal procurement or nonprocurement programs, (iii) any are convicted of a criminal offense that falls within the ambit of the Federal statute providing for mandatory exclusion from participation in Federal health care programs but has not yet been excluded, debarred, suspended, or otherwise declared ineligible to participate in those programs; (iv) any are listed on the HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://oig.hhs.gov); or (v) any are listed on the General Services Administration’s List of Parties Excluded from Federal Programs (available through the Internet at hhtp://epls.arnet.gov). AVEO will immediately notify Schering-Plough in writing in the event that any of the AVEO Sales Force personnel or employees directly involved in the performance of AVEO’s obligations under the Co-Promotion Agreement fall with the categories set forth above. In addition, during the term of the Co-Promotion Agreement, AVEO shall immediately notify Schering-Plough if any of the AVEO Sales Force personnel or other employees directly involved in performance of AVEO’s obligations under the Co-Promotion Agreement, (i) becomes debarred under the FD&C Act, or (ii) is excluded, debarred, suspended, or otherwise ineligible to participate in the Federal health care programs or in Federal procurement or nonprocurement programs, (iii) is convicted of a criminal offense that falls within the ambit of the Federal statute providing for mandatory exclusion from participation in Federal health care programs but has not yet been excluded, debarred, suspended, or otherwise declared ineligible to participate in those programs; (iv) becomes listed on the HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://oig.hhs.gov); or (v) becomes listed on the General Services Administration’s List of Parties Excluded from Federal Programs (available through the Internet at hhtp://epls.arnet.gov). If any of the AVEO Sales Force or other employees directly involved in performance of AVEO’s obligations under the Co-Promotion Agreement fall within any of the above screening categories, AVEO shall immediately prohibit them from performing any of AVEO’s obligations to Schering-Plough under the Co-Promotion Agreement.

Exh. C-4

11.	Discipline. If Schering-Plough has a reasonable basis for believing any member of the AVEO Sales Force has violated any applicable laws, rules or regulations, or failed to provide satisfactory service or materially comply with the Co-Promotion Agreement, then Schering-Plough shall notify AVEO of the alleged violation and AVEO shall promptly investigate the matter and, if the allegation turns out to be true, shall take the appropriate remedial action, including removal of such member of the AVEO Sales Force from any promotion activities related to the Licensed Product, if appropriate. Schering-Plough shall have the right to request that AVEO temporarily suspend such employee from the AVEO Sales Force pending the outcome of such investigation. AVEO shall be solely responsible for taking any disciplinary actions in connection with its sales force.

12.	Termination.

The term of the Co-Promotion Agreement shall commence on the effective date of the Co-Promotion Agreement and shall expire, if not terminated earlier, on the date of the seven (7) year anniversary of the effective date. The Co-Promotion Agreement shall be renewable by the Parties for one (1) year terms unless a Party provides the other Party with written notice three (3) months prior to the expiration of the relevant seven (7) or one (1) year term.

Schering-Plough shall have the right to terminate the Co-Promotion Agreement upon thirty (30) days written notice if AVEO fails to perform its material obligations under the Co-Promotion Agreement, with a reasonable notice and opportunity to cure right to be set forth in the Co-Promotion Agreement. A material breach shall include [**].

The Co-Promotion Agreement shall terminate upon any termination of the Research, Development and License Agreement between Schering-Plough and AVEO.

The Co-Promotion Agreement shall contain other reasonable and appropriate termination rights.

Upon termination of the Co-Promotion Agreement, AVEO shall promptly cease all of its activities under the Co-Promotion Agreement and shall return to Schering-Plough all unused product samples for the Licensed Product and all sales training materials, promotional materials, marketing materials and other materials used for the Commercialization of the Licensed Product.

13.	AVEO [**]. If AVEO exercises it Co-Promotion Option, [**], taking into consideration [**]

14.

Schering-Plough’s Corporate Integrity Agreement. On or about July 29, 2004 (and amended August 25, 2006), Schering-Plough executed a Corporate Integrity Agreement with the federal government (“Corporate Integrity Agreement”). AVEO employees performing services under the Co-Promotion Agreement may be deemed Covered Persons and, in particular, Promotional and Product Services Relevant Covered Persons under the terms of the Corporate Integrity Agreement. AVEO

Exh. C-5

agrees that employees deemed Covered Persons in the Corporate Integrity Agreement will fulfill all obligations set forth in the Corporate Integrity Agreement that are applicable to Covered Persons. Prior to entry into the Co-Promotion Agreement, the Parties shall discuss in good faith the applicability of Schering-Plough’s Corporate Integrity Agreement to the planned activities of Schering-Plough and AVEO under the Co-Promotion Agreement; provided, that Schering-Plough shall make the final determination as to whether AVEO shall be required to comply with Schering-Plough’s Corporate Integrity Agreement. Schering-Plough will provide AVEO with access to or a copy of the then-current Corporate Integrity Agreement, together with any amendments thereto during the term of the Co-Promotion Agreement.

•

AVEO will assign an individual to be held accountable for compliance of the AVEO Sales Force and other AVEO employees or personnel assigned to fulfill AVEO’s obligations under this Agreement with Schering-Plough’s Standards of Global Business Practices and Schering-Plough’s U.S. Sales and Marketing Policy, the relevant Corporate Integrity Agreement obligations (the “Compliance Officer”). AVEO shall report on or before thirty (30) days after the end of each calendar quarter to Schering-Plough all allegations it has received, investigations it has commenced, and/or results of any investigations completed with respect to an employee’s alleged failure to comply with the Business Policies and what, if any action, was taken as a result. Copies of this report shall be sent to:

Director of Government Program, Oversight

Schering-Plough Corporation

2000 Galloping Hill Road

K-5-3

Kenilworth, New Jersey, 07033

(908) 298-2450

(908) 298-6646

In addition, AVEO shall notify Schering-Plough of any allegations it has received within ten (10) days from the date it received the allegation and shall notify Schering-Plough of the completion and results of any investigation within ten (10) days of the completion date of the investigation.

•

AVEO agrees that employees deemed Covered Persons in the Corporate Integrity Agreement will fulfill all training obligations set forth in the Corporate Integrity Agreement in Section III.C (Training and Education) of the Corporate Integrity Agreement and in accordance with the Co-Promotion Agreement and certify their compliance with the training obligations set forth in the Corporate Integrity Agreement. AVEO shall maintain all records relating to compliance with the Corporate Integrity Agreement, including records of screening conducted by AVEO for a period of seven (7) years from the effective date of the Co-Promotion Agreement.

Exh. C-6

•

AVEO has or will have by the effective date of the Co-Promotion Agreement a disclosure program designed to facilitate communications relating to compliance with Federal health care program and FDA requirements, Schering-Plough’s Standards of Global Business Practices and Schering-Plough’s U.S. Sales and Marketing Policy, and AVEO’s policies (the “Disclosure Program”). During the term of the Co-Promotion Agreement, AVEO will maintain a Disclosure Program that includes a mechanism (e.g., a toll-free compliance telephone line) to enable individuals to disclose, to the Compliance Officer or some other person who is not in the disclosing individual’s chain of command, any identified issues or questions associated with AVEO’s policies, Schering-Plough’s Standards of Global Business Practices and Schering-Plough’s U.S. Sales and Marketing Policy, conduct, practices, or procedures with respect to a Federal health care program or FDA requirement believed by the individual to be a potential violation of criminal, civil, or administrative law. The Compliance Officer shall conduct an internal review of any matter brought to the attention of AVEO that a reasonable person would consider a probable violation of criminal, civil, or administrative laws relating to the promotion of the Licensed Product. AVEO shall report to Schering-Plough on the results on the Compliance Officer’s internal review. During the term of the Co-Promotion Agreement, AVEO shall appropriately publicize the existence of the disclosure mechanism (e.g., via periodic e-mails to employees or by posting the information in prominent common areas, including on the company’s intranet or internal web site available to all employees).

•

The Disclosure Program shall emphasize a non-retribution, non-retaliation policy, and shall include a reporting mechanism for anonymous communications for which appropriate confidentiality shall be maintained. Upon receipt of a disclosure associated with AVEO’s policies, Schering-Plough’s Standards of Global Business Practices and Schering-Plough’s U.S. Sales and Marketing Policy, conduct, practices or procedures with respect to any Federal health care program, Federal health care program requirement or FDA requirement concerning the promotion of products (hereafter “Disclosure”), the Compliance Officer shall gather all relevant information from the disclosing individual. The Compliance Officer shall make a preliminary, good faith inquiry into the allegations set forth in every Disclosure to ensure that he or she has obtained all of the information necessary to determine whether a further review should be conducted. For any Disclosure that is sufficiently specific so that it reasonably: (1) permits a determination of the appropriateness of the alleged improper practice; and (2) provides an opportunity for taking corrective action, AVEO shall conduct an internal review of the allegations set forth in the Disclosure and ensure that proper follow-up is conducted.

•

The Compliance Officer shall maintain a Disclosure log, which shall include a record and summary of each Disclosure received (whether anonymous or not), the status of the respective internal reviews, and any corrective action taken in response to the internal reviews. The Disclosure log shall be made available to Schering-Plough, upon request.

Exh. C-7

•

AVEO shall maintain policies and procedures relating to compensation (including salaries and bonuses) for the AVEO Sales Force that are designed to ensure that financial incentives do not exist for the improper promotion, sales, and marketing of the Licensed Product and disciplinary policies and procedures for violations of AVEO’s policies and procedures, including policies relating to Federal health care program and FDA requirements.

15.	Miscellaneous.

•	Nothing in the Co-Promotion Agreement shall give AVEO the right to conduct or otherwise participate in any clinical trials relating to the Licensed Product.

•	The Parties shall agree to appropriate and reasonable audit, recordkeeping and reporting obligations (including monthly and biweekly performance reports).

Exh. C-8

SCHEDULE 7.5(a)

SCHERING-PLOUGH DEVELOPMENT CANDIDATE CRITERIA

The following criteria will be used to select an appropriate humanized anti-HGF antibody for development by the JSC:

I.	Physical Characterization

[**]

II.	Pharmacological Characterization

[**]

III.	Safety Pharmacology

[**]

IV.	Pharmacokinetics and Metabolism

[**]

V.	Process Development

[**]

VI.	Patent Status

[**]

Sch. 9.3-1